UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Tyson Foods, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Tyson Foods, Inc.
2200 Don Tyson Parkway
Springdale, Arkansas 72762-6999
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
January 31, 2014
To Tyson Foods, Inc. Shareholders:
Notice is hereby given that the Annual Meeting of Shareholders ("Annual Meeting") of Tyson Foods, Inc., a Delaware corporation ("Company"), will be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Friday, January 31, 2014 at 10:00 a.m., Central time, for the following purposes:

1.	To elect nine directors named in the accompanying proxy statement to the Company's Board of Directors;

2.	To consider and act upon an advisory (non-binding) resolution approving the compensation of the Company's named executive officers;

3.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 27, 2014;

4.	To consider and act upon the shareholder proposal described in the attached Proxy Statement, if properly presented at the Annual Meeting; and

5.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only shareholders of record at the close of business on December 2, 2013, the record date for the Annual Meeting, will be entitled to attend or vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live on the Company's Investor Relations website at http://ir.tyson.com.
This year we will again take advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders rather than a full paper set of the proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how shareholders may obtain a paper copy of our proxy materials. This process substantially reduces the costs associated with printing and distributing our proxy materials. To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card describe how to use these convenient services.
By Order of the Board of Directors
R. Read Hudson
Secretary
Springdale, Arkansas
December 20, 2013
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JANURY 31, 2014: The Company's Proxy Statement and Annual Report on Form 10-K for the fiscal year ended September 28, 2013 are also available at http://ir.tyson.com or http://www.proxyvote.com.

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Tyson Foods, Inc.
2200 Don Tyson Parkway
Springdale, Arkansas 72762-6999
PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held
January 31, 2014
GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING
Why am I receiving these proxy materials?
The Company has made these materials available to you in connection with the solicitation of proxies by the Board of Directors ("Board") of Tyson Foods, Inc., a Delaware corporation ("Company"), for use at the Annual Meeting of Shareholders ("Annual Meeting"), to be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Friday, January 31, 2014 at 10:00 a.m., Central time. You are invited to attend the Annual Meeting and are requested to vote on the matters described in this Proxy Statement.
What is included in the proxy materials?
These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	The Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2013.
If you request printed versions of these materials be sent to you by mail, these materials will also include a proxy card and voting instruction form for the Annual Meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of the proxy materials instead of a full set of the proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), the Company has elected to provide access to its proxy materials over the Internet. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request a printed set of our proxy materials, including a proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce our costs and the environmental impact of the Annual Meeting.
How can I get electronic access to the proxy materials?
The Notice of Internet Availability of Proxy Materials provides you with instructions regarding how to view the proxy materials for the Annual Meeting on the Internet and how to instruct the Company to send future proxy materials, including the Notice of Internet Availability of Proxy Materials, to you electronically by email. The Company's proxy materials are also available on the Company's Investor Relations website at http://ir.tyson.com.
If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you terminate it.
What items will be voted on at the Annual Meeting?
The following matters will be presented for shareholder consideration and voting at the Annual Meeting:

•	To elect the nine directors named in this Proxy Statement to the Board;

•	To consider and act upon an advisory (non-binding) resolution approving the compensation of the Company's named executive officers;

•	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 27, 2014;

•	To consider and act upon the shareholder proposal described in this Proxy Statement, if properly presented at the Annual Meeting; and

•	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
What are the Board's voting recommendations?
The Board recommends that you vote your shares:

•	FOR the election of each of the director nominees named in this Proxy Statement to the Board;

•	FOR the advisory (non-binding) resolution approving the compensation of the Company's named executive officers;

•	FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending September 27, 2014; and

•	AGAINST the shareholder proposal.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are registered directly in your name with the Company's transfer agent, Computershare, Inc., you are considered the shareholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive the proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form from the organization holding your shares.
If I am a shareholder of record of the Company's shares, how do I vote using the Company's proxy materials?
There are four ways to vote using the proxy materials:

•
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided with the proxy card.

•	By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

•	In person. If you are a shareholder of record, you may vote in person at the Annual Meeting. If you desire to vote in person at the Annual Meeting, please request a ballot when you arrive.
If I am a beneficial owner of shares held in street name, how do I vote using the Company's proxy materials?
There are four ways to vote using the Company's proxy materials:

•
Via the Internet. You may vote by proxy via the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice of Internet Availability of Proxy Materials, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.

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By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.

•
By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

•
In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must first obtain a legal proxy from the organization that holds your shares. If you obtain such a proxy and desire to vote in person at the Annual Meeting, please request a ballot when you arrive.

Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company's corporate secretary at 2200 Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999 a written notice of revocation prior to the Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company's management and the Board.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published within four business days following conclusion of the Annual Meeting.
How can I attend the Annual Meeting?
Only persons owning shares at the close of business on December 2, 2013, the record date for the Annual Meeting, will be entitled to attend or vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live on the Company's Investor Relations website at http://ir.tyson.com.

OUTSTANDING STOCK AND VOTING RIGHTS
Generally. As of December 2, 2013, the outstanding shares of the Company's capital stock consisted of 273,572,381 shares of Class A Common Stock, $0.10 par value (“Class A Common Stock"), and 70,010,805 shares of Class B Common Stock, $0.10 par value (“Class B Common Stock"). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on December 2, 2013, the record date for the Annual Meeting, will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote on all such matters and each share of Class B Common Stock will entitle the holder to ten votes on all such matters.
Quorum. A majority of votes represented by the holders of the Company's outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the Annual Meeting.
Approval Standards. The Company's by-laws provide that in an uncontested election of directors, each director nominee will be elected by the vote of a majority of the votes cast for his or her election at the meeting. A majority of votes cast means that the number of shares cast “for" a director's election exceeds the number of votes cast “against" that director. In a contested election (an election in which the number of nominees exceeds the number of directors to be elected), the directors will be elected by the vote of a plurality of the votes cast on the election of directors. The election of directors to be held at the Annual Meeting is an uncontested election, thus the majority vote standard will apply.
A majority of the votes cast at the Annual Meeting is required to approve the advisory (non-binding) resolution on executive compensation, to ratify the selection of PricewaterhouseCoopers LLP (“PwC") as the independent registered public accounting firm for the Company for the fiscal year ending September 27, 2014, and to approve the shareholder proposal.
The form of proxy provides a method for shareholders to vote for, against or to abstain from voting with respect to (i) each director nominee, (ii) the advisory (non-binding) resolution on executive compensation, (iii) the ratification of the selection of PwC as the Company's independent registered public accounting firm, and (iv) the shareholder proposal.
Broker Non-Votes and Abstentions. Under the rules of the New York Stock Exchange ("NYSE"), brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting or giving a proxy to vote such customers' shares on “non-routine" matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote." Broker non-votes will be counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, broker non-votes are not considered “votes cast." The election of directors, the advisory (non-binding) resolution on executive compensation and the shareholder proposal are considered “non-routine" matters under applicable NYSE rules and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you. As such, there may be broker non-votes with respect to these matters. However, broker non-votes will have no impact on the outcome of these matters because, as stated above, they are not considered “votes cast" for voting purposes. On the other hand, the ratification of the selection of PwC as the Company's independent registered public accounting firm is considered a “routine" matter under the current rules of the NYSE, therefore, the organization that holds your shares may vote on this matter without instructions from you and no broker non-votes will occur with respect to this matter.
As with broker non-votes, abstentions are counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, abstentions are not considered “votes cast." Accordingly, abstentions will have no impact on the outcome on the proposals contained in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The table below sets forth certain information as of December 2, 2013 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount And Nature of Beneficial Ownership	Percent of Class
Class B Common Stock	Tyson Limited Partnership 2200 Don Tyson Parkway Springdale, AR 72762-6999	70,000,000(1)	99.98%
Class A Common Stock	The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	18,888,366(2)	6.90%
Class A Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	18,788,986(3)	6.87%
_______________________________

(1)
70,000,000 shares of Class B Common Stock and 2,000,000 shares of Class A Common Stock are owned of record by the Tyson Limited Partnership, a Delaware limited partnership ("TLP"). The limited partners (and their respective partnership interests in the TLP) are as follows: the Tyson 2009 Family Trust (53.4881%), the Randal W. Tyson Testamentary Trust (45.2549%) and the Donald J. Tyson Revocable Trust (.1527%). The descendants of Don Tyson, including Mr. John Tyson ("Mr. Tyson"), Chairman of the Board of the Company, are the sole beneficiaries of the Tyson 2009 Family Trust. Ms. Barbara A. Tyson, the widow of Randal W. Tyson and a director of the Company, is the sole income beneficiary of and has limited dispositive power with respect to the Randal W. Tyson Testamentary Trust. Mr. Tyson is one of the contingent beneficiaries of the Randal W. Tyson Testamentary Trust. The descendants of Don Tyson, including Mr. Tyson, are the sole beneficiaries of the Donald J. Tyson Revocable Trust. The general partners of the TLP, who in the aggregate have a 1.1313% partnership interest in the TLP, are Mr. Tyson, Ms. Tyson, Mr. Harry C. Erwin, III and the Tyson Partnership Interest Trust ("TPIT"), whose trustees are Mr. Erwin, Mr. Thomas B. Schueck and Mr. Leland E. Tollett. A managing general partner of the TLP has the exclusive right, subject to certain restrictions, to do all things on behalf of the TLP necessary to manage, conduct, control and operate the TLP's business, including the right to vote all shares or other securities held by the TLP, as well as the right to mortgage, pledge or grant security interests in any assets of the TLP. However, the TLP has no managing general partner at this time. Until a new managing general partner is selected, the management rights of the managing general partner may be exercised by a majority of the percentage interests of the general partners, which no single general partner currently possesses. The percentage of general partnership interests of the TLP are as follows: TPIT (44.44%); Mr. Tyson (33.33%); Ms. Tyson (11.115%); and Mr. Erwin (11.115%). The TPIT terminates on December 31, 2016. Upon termination, the general partnership interests held by the TPIT will transfer to the Donald J. Tyson Revocable Trust of which Mr. Tyson, Mr. Schueck and Mr. Erwin are the trustees. The TLP terminates December 31, 2040. Additionally, the TLP may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the TLP will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the TLP will not be in the best interest of the partners, (ii) an election to dissolve the TLP by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, or (iii) the sale of all or substantially all of the TLP's assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause the dissolution of the TLP. Upon dissolution of the TLP, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the TLP assets.

(2)
The information provided is based solely on information obtained from a Schedule 13F filed with the SEC on or about November 7, 2013. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13F.

(3)
The information provided is based solely on information obtained from Schedule 13Fs filed with the SEC on or about November 12, 2013 by BlackRock, Inc. and certain of its investment operating subsidiaries. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13Fs.

SECURITY OWNERSHIP OF MANAGEMENT
The table below sets forth information with respect to the beneficial ownership of Class A Common Stock, as of December 2, 2013, by the Company's directors (each of whom is a director nominee), named executive officers and by all directors and executive officers as a group (who, individually or collectively, do not directly own any shares of Class B Common Stock):

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership(#)(1)	Percent of Class
John Tyson(2)(3)	3,351,580	1.23%
Kathleen M. Bader(4)	9,482	*
Gaurdie E. Banister Jr.(4)	13,932	*
Jim Kever(4)	21,421	*
Kevin M. McNamara(4)	13,855	*
Brad T. Sauer(4)	5482	*
Robert Thurber(4)	19,247	*
Barbara A. Tyson(2)(4)	170,395	*
Albert C. Zapanta(4)	0	*
Donnie King	402,128	*
Dennis Leatherby	296,270	*
James V. Lochner	469,504	*
Donnie Smith	1,415,396	*
Noel White	193,752	*
All Directors and Executive Officers as a Group (19 persons)(3)	6,958,731	2.54%
_______________________________

*	Indicates percentage of less than 1%.

(1)
The amounts in this column include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the table include shares owned directly, shares held in such person's account under the Company's Employee Stock Purchase Plan, shares owned by certain of the individual's family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. The amounts in this column also include shares subject to options exercisable on or within 60 days of December 2, 2013, in the following amounts: Mr. Tyson (1,553,534); Mr. Kever (3,000); Mr. King (330,968); Mr. Leatherby (194,201); Mr. Lochner (290,900); Mr. Smith (1,262,301); Mr. White (153,968); and the other executive officers (262,941). The amounts in this column do not include restricted stock with performance criteria and performance stock awards. The 2013 performance stock awards are described under the table titled "Grants of Plan Based Awards During Fiscal Year 2013" in this Proxy Statement.

(2)
The amounts in these rows do not include any shares of Class A Common Stock or Class B Common Stock owned by the TLP, of which Mr. Tyson and Ms. Tyson are general partners. The TLP owns 99.98% of the outstanding Class B Common Stock and .73% of the outstanding Class A Common Stock, which results in the TLP controlling 72.10% of the aggregate vote of Class A Common Stock and Class B Common Stock. When combined with the total ownership of directors and executive officers as a group, the aggregate voting percentage increases to 72.81%. The TLP and its ownership of such stock are further described in Footnote 1 to the table titled "Security Ownership of Certain Beneficial Owners" in this Proxy Statement.

(3)
With respect to Mr. Tyson, his amount includes 449,351 shares of Class A Common Stock pledged as security for a loan. With respect to the row titled "All Directors and Executive Officers as a Group," two executive officers have pledged 20,000 shares and 115,579 shares, respectively, as collateral for separate lines of credit, neither of which was drawn upon as of December 2, 2013.

(4)
The amounts in these rows do not include grants of deferred stock awards of Class A Common Stock made on the date(s) of election to the Board by shareholders (see the section titled "Director Compensation for Fiscal Year 2013" in this Proxy Statement) to each of Ms. Bader (6,579); Mr. Banister (6,579); Mr. Kever (52,783); Mr. McNamara (36,788); Mr. Sauer (25,347); Mr. Thurber (22,197); Ms. Tyson (12,092) and Mr. Zapanta (52,783).

ELECTION OF DIRECTORS
The number of directors that will serve on the Board for the ensuing year is currently set at nine but may be changed from time to time in the manner provided in the Company's by-laws. Directors are elected for a term of one year or until their successors are duly elected and qualified. Our by-laws provide that no person shall be nominated to serve as a director after he or she has passed his or her 72nd birthday (the "Retirement Age By-law"), unless the Board has voted, on an annual basis, to waive or continue to waive the Retirement Age By-law for a nominee.
Set forth below is biographical information for each director nominee chosen by the Board to stand for election at the Annual Meeting. The slate consists of seven independent directors and two non-independent directors. Each of the director nominees is currently serving as a director of the Company and was elected at the 2013 annual meeting of shareholders. The Board recommends that each director nominee be elected at the Annual Meeting.
John Tyson
John Tyson, 60, is Chairman of the Board. Mr. Tyson has been a member of the Board since 1984, has served as Chairman since 1998, and served as Chief Executive Officer from 2001 until 2006. Mr. Tyson has devoted his professional career to the Company and brings extensive understanding of the Company, its operations and the protein and food processing industries to the Board. Through his leadership experience gained as a recent Chief Executive Officer of the Company, Mr. Tyson provides the Board with critical insight into the Company's business. In addition, Mr. Tyson, through his association with the TLP, has a substantial personal interest in the Company. The Board believes that Mr. Tyson's leadership experience and knowledge of the Company acquired through his years of service to the Company and his personal stake in its success qualify him to serve on the Board.
Kathleen M. Bader
Kathleen M. Bader, 63, was President and Chief Executive Officer of NatureWorks LLC, which manufactures fibers and packaging materials from renewable sources, having served in that capacity from 2004 to 2006, at which time she retired. Ms. Bader also spent more than 30 years with Dow Chemical, holding various management positions in the company's global and North American operations, including global business president of a $4.2 billion plastics portfolio. She has served on the board of directors of Textron Inc. since 2004 and was previously a director for Halliburton Company. She also served on the President's Homeland Security Advisory Council and completed an eight year term on the board for Habitat for Humanity International in 2012. Ms. Bader has been a member of the Board since 2011. The Board believes Ms. Bader's extensive leadership experience, including her exposure to commodities and international business, qualifies her to serve on the Board.
Gaurdie E. Banister Jr.
Gaurdie E. Banister Jr., 56, is currently the President and Chief Executive Officer of Aera Energy LLC, a $5 billion oil and gas producer that is jointly owned by Shell and ExxonMobil, a position he has held since 2007. Prior to joining Aera Energy in 2007, Mr. Banister held a number of management positions with Shell where he had responsibility for, among other things, strategic planning and mergers and acquisitions. Mr. Banister has been a member of the Board since 2011. The Board believes his more than 30 years in the oil and gas industry, which included significant involvement in international business, along with his leadership experience as CEO of one of California's largest oil and gas producers, qualify him to serve on the Board.
Jim Kever
Jim Kever, 61, is the founding partner of Voyent Partners, LLC, an investment partnership founded in 2001. Mr. Kever is also a director of 3D Systems Corporation and Luminex Corporation and has served as a director of ACI Worldwide, Inc. and Emdeon Corporation. Mr. Kever has been a member of the Board since 1999. Mr. Kever has extensive knowledge of capital markets and corporate finance and qualifies as an "audit committee financial expert" within the meaning of the regulations of the SEC. His experience as the director of various companies across a diverse range of industries provides him a unique perspective of, and the ability to understand and address, the challenges and issues facing the Company. The Board believes that his professional experience, financial expertise and service on the boards of other public companies qualify him to serve on the Board.
Kevin M. McNamara
Kevin M. McNamara, 57, is the founding principal of McNamara Family Ventures, a family investment office providing venture and growth capital to health care companies. He also is an operating partner in Health Evolution Partners ("HEP"), a healthcare focused private equity firm which he joined in April 2013. In his capacity with HEP, he serves on the Board of Optimal Radiology Partners and chairs the board of CenseoHealth. He also serves as the Chairman of Agilum Healthcare Intelligence, a healthcare business intelligence company, having served in that capacity since 2011. He previously served as the Vice Chairman of Leon Medical Centers, a healthcare provider for medicare patients in Miami-Dade County, Florida, from 2010 to 2011, and continues to serve on the Leon Medical Centers board of directors. From 2005 to 2009 he was Executive Vice President, Chief Financial Officer and Treasurer of HealthSpring, Inc., a

managed care company. Mr. McNamara is a director of Luminex Corporation. Mr. McNamara has been a member of the Board since 2007. Mr. McNamara's financial expertise and professional experience are critical to the Board, the Audit Committee and the Compensation Committee. His experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies him as an "audit committee financial expert" within the meaning of the regulations of the SEC. The Board believes that Mr. McNamara's financial expertise and management experience as both a principal financial officer and director of other public companies qualify him to serve on the Board.
Brad T. Sauer
Brad T. Sauer, 54, is currently Executive Vice President, 3M Industrial Business Group, of 3M Company, a position he has held since October 2012. He previously served as Executive Vice President, HealthCare Business for 3M Company and served in that capacity from 2004 to October 2012. Mr. Sauer has been a member of the Board since 2008. Mr. Sauer's career and management expertise spans many disciplines, including sales and marketing, technology and product innovation, and manufacturing quality and processes, which allows him to bring an extensive, multi-disciplined perspective to the Board. In addition, Mr. Sauer's experience as an executive officer of a Fortune 500 company helps him understand the Company's challenges in a global marketplace. The Board believes that Mr. Sauer's diverse management experience qualifies him to serve on the Board.
Robert Thurber
Robert Thurber, 66, currently retired, served as Vice President of purchasing for Sysco Corporation from 1987 to 2007. Mr. Thurber is also a director of Capstone Bancshares, Inc. Mr. Thurber has been a member of the Board since 2009. Mr. Thurber's experience at a leading marketer and distributor of food products to the foodservice industry is particularly relevant given the Company's position as a leading supplier of high quality protein to the foodservice industry. The Board benefits greatly from Mr. Thurber's extensive understanding of the foodservice industry, which provides him the insight necessary to address the challenges, opportunities and operations of the Company's complex business operations. The Board believes these attributes qualify him to serve on the Board.
Barbara A. Tyson
Barbara A. Tyson, 64, served as Vice President of the Company until 2002, when she retired and became a consultant to the Company. She ceased serving as a consultant on November 30, 2011. Ms. Tyson has been a member of the Board since 1988. Through her years of experience as both an officer and director of the Company, Ms. Tyson developed an understanding of the Company and its operations, which allows her to assist the Board in its development of the Company's long-term strategy. Ms. Tyson, as the sole income beneficiary of the Randal W. Tyson Testamentary Trust, also has a substantial personal interest in the Company. The Board believes that Ms. Tyson's management experience, understanding of the Company and personal interest in the Company's success qualify her to serve on the Board.
Albert C. Zapanta
Albert C. Zapanta, 72, is President and Chief Executive Officer of the United States–Mexico Chamber of Commerce and has served in that capacity since 1993. Mr. Zapanta has been a member of the Board since 2004. After a distinguished 36 year military career, Mr. Zapanta entered the private sector, where he served as a senior corporate officer for 18 years. He also has an extensive public service career, which includes various presidential appointments. The Board believes that Mr. Zapanta's broad management and leadership experiences, in both the private and public sectors, allow him to understand the Company's challenges in a global marketplace and qualify him to serve on the Board. In consideration of these qualities and Mr. Zapanta's tenure on the Board, the Board waived the Retirement Age By-law and nominated him to serve on the Board for the coming year.
Family and Other Relationships. Ms. Tyson is the aunt of Mr. Tyson. There are no other family relationships among the director nominees or the Company's executive officers. By reason of its beneficial ownership of the Company's common stock, the TLP is deemed to be a controlling person of the Company. Other than the TLP, none of the companies or organizations listed in the director nominees' biographies above is a parent, subsidiary or affiliate of the Company.
Director Independence. After reviewing all relevant relationships of the directors, the Board has determined that each of Ms. Bader, Mr. Banister, Mr. Kever, Mr. McNamara, Mr. Sauer, Mr. Thurber and Mr. Zapanta qualify as independent directors in accordance with the NYSE corporate governance rules. In making its independence determinations, the Board considered all relevant transactions, relationships or arrangements disclosed in this Proxy Statement under the section titled "Certain Transactions" and the following:

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Each of Mr. Tyson, Mr. Kever and Mr. McNamara has an investment in a privately held company for which Mr. Kever is a director. Neither Mr. Tyson nor Mr. McNamara has any business relationship with, and neither Mr. Tyson nor Mr. McNamara serve as a director or officer of, this company. Based on the foregoing facts, the Board has determined that this relationship does not affect Mr. Kever's independence.

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Mr. Sauer is Executive Vice President, 3M Industrial Business Group, one of five business groups of 3M Company. During fiscal years 2013, 2012 and 2011, the Company paid 3M Company $1,371,060, $1,357,772 and $1,327,648, respectively, for direct purchases of lab-related supplies and materials, which in each year was less than two percent (2%) of 3M Company's gross revenues. Under the NYSE rules, a director may be considered independent if payments made to an entity with which the director is affiliated are less than the greater of $1,000,000 or two percent (2%) of the affiliated entity's gross revenues in any of the last three fiscal years. Mr. Sauer did not personally benefit from any of the purchases. Based on the foregoing facts, the Board has determined that Mr. Sauer did not have a direct or indirect material interest in the transactions and this relationship does not affect Mr. Sauer's independence.
Information Regarding the Board and its Committees
Board Meetings. The Board held six meetings during fiscal year 2013. All directors attended all of the Board and committee meetings they were eligible to attend during fiscal year 2013. The Company expects all directors to attend each annual meeting of shareholders. All directors attended the 2013 Annual Meeting.
Executive Session; Lead Independent Director. Independent directors meet in executive session without management present each time the Board holds its regularly scheduled quarterly meetings, and Mr. Kever, who has been designated by the Board as the Lead Independent Director, presides over these sessions. Executive sessions occurred four times during fiscal year 2013.
Leadership Structure. The Board's current leadership structure consists of a Chairman of the Board and a Lead Independent Director. Pursuant to the Company's Corporate Governance Principles, the Board is permitted to either separate or combine the positions of Chief Executive Officer and Chairman of the Board as it deems appropriate from time to time. Since 2006, these positions have been held by separate individuals. The Lead Independent Director is annually selected by the Board from among the independent directors. The Lead Independent Director is a member of the Executive Committee of the Board. The Board reviews the continued appropriateness and effectiveness of this leadership structure at least annually. At the present time, the Board believes that separation of the positions of Chief Executive Officer and Chairman of the Board, combined with the role of the Lead Independent Director, improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and ensures a significant role for non-management directors in the oversight and leadership of the Company. The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. Accordingly, it believes the current leadership structure of the Board strikes an appropriate balance between independent directors and directors affiliated with the TLP, the Company's controlling shareholder, which allows the Board to effectively represent the best interests of the Company's entire shareholder base.
Risk Oversight. Management has the primary responsibility for identifying and managing the risks facing the Company, subject to the oversight of the Board. The Board's committees assist in discharging its risk oversight role by performing the subject matter responsibilities outlined below in the descriptions of each committee. The Board retains full oversight responsibility for all subject matters not specifically assigned to a committee, including risks presented by the Company's business strategy, competition, regulation, general industry trends and capital structure and allocation. On an annual basis, management conducts an enterprise risk assessment as well as an evaluation and alignment of its risk mitigation activities. Management reviews the results of this periodic assessment with the appropriate committees of the Board.
The Board's administration of its risk oversight function has not specifically affected the Board's leadership structure. In establishing the Board's current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. As stated above, the Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board's risk oversight function, it may make any change it deems appropriate.
Audit Committee. The Board has an Audit Committee ("Audit Committee") whose primary function is to assist the Board in fulfilling its responsibilities through regular review and oversight of the Company's financial reporting, audit and accounting processes. See the section titled "Report of the Audit Committee" in this Proxy Statement. During fiscal year 2013, the Audit Committee consisted of independent directors Mr. Kever, who served as Chairman of the Audit Committee, Ms. Bader, Mr. McNamara and Mr. Sauer. Each of these individuals qualifies as an "independent" director under the regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and the NYSE listing standards relating to audit committees. The Board has determined each member of the Audit Committee is knowledgeable and qualified to review financial statements. In addition, the Board has determined that Messrs. Kever and McNamara each qualify as an "audit committee financial expert" within the meaning of the regulations of the SEC. The Audit Committee held four meetings during fiscal year 2013. In November 2013, Mr. McNamara was appointed to serve as Chairman of the Audit Committee, and Mr. Sauer ceased serving on the Audit Committee.
Compensation Committee. In fiscal year 2013, the Board had a Compensation Committee ("Compensation Committee") whose primary functions were to (i) establish the Company's compensation policies and (ii) oversee the administration of the Company's employee benefit plans. The Company qualifies as a controlled company due to the ownership by the TLP of shares allowing it to cast more than 50% of votes eligible to be cast for the election of directors. Therefore, the Company has elected not to implement NYSE corporate governance rules that provide that the Compensation Committee has the power to determine the compensation of the Chief

Executive Officer. However, the Compensation Committee has approved the employment contracts and total compensation for our Chief Executive Officer since 2003. For more information regarding the duties of the Compensation Committee, see the subsection titled "How We Determine Compensation—Role of the Compensation Committee" in this Proxy Statement under the section titled "Compensation Discussion and Analysis." During fiscal year 2013, the Compensation Committee consisted of independent directors Mr. McNamara, who served as Chairman of the Compensation Committee, Mr. Sauer and Mr. Thurber. The Compensation Committee held seven meetings and took action by written consent in lieu of a meeting one time during fiscal year 2013.
In November 2013, the Compensation Committee was renamed the Compensation and Leadership Development Committee. Independent directors Mr. Sauer, who will serve as Chairman, Mr. Banister and Mr. McNamara were appointed to serve on the committee.
Governance Committee. In fiscal year 2013, the Board had a Governance Committee ("Governance Committee") whose primary functions were to (i) review and recommend to the Board Corporate Governance Principles applicable to the Company; (ii) review and recommend to the Board a Code of Conduct applicable to the Company; and (iii) oversee and review related party and other special transactions between the Company and its directors, executive officers or their affiliates. During fiscal year 2013, the Governance Committee consisted of independent directors Mr. Thurber, who served as Chairman of the Governance Committee, Mr. Banister, Mr. Kever and Mr. Zapanta. The Governance Committee held five meetings during fiscal year 2013. In November 2013, the Governance Committee and the Nominating Committee were combined into one committee, the Governance and Nominating Committee. At that time, the Governance and Nominating Committee consisted of independent directors Mr. Thurber, who served as chairman, Mr. Sauer and Mr. Zapanta.
Nominating Committee. In fiscal year 2013, the Board has a Nominating Committee ("Nominating Committee") whose primary function was to identify, evaluate, and recommend individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders. While the Company has not established minimum qualifications for director nominations, the Company has established, and the Nominating Committee charter contained, criteria by which the Nominating Committee was to evaluate candidates for recommendation to the Board. In evaluating candidates, the Nominating Committee took into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder and the listing standards of the NYSE. The Nominating Committee could also take into consideration the factors and criteria set forth in the Company's Corporate Governance Principles and such other factors or criteria that the Nominating Committee deemed appropriate in evaluating a candidate, including but not limited to the applicable requirements for members of committees of the Board. While the Nominating Committee did not have a formal policy on diversity with regard to its consideration of nominees, it considered diversity in its selection process and sought to nominate candidates that had a diverse range of views, backgrounds, leadership and business experience.
The Nominating Committee could (but was not required to) consider candidates suggested by management or other members of the Board. In addition, the Nominating Committee could (but was not required to) consider shareholder recommendations for candidates to the Board. In order to recommend a candidate to the Board, shareholders should submit the recommendation to the Chairman of the Governance and Nominating Committee (described below) in the manner described in the section of this Proxy Statement titled "Shareholder Communications." Shareholders who wish to nominate a candidate to the Board must submit such nominations in accordance with the Company's by-laws as discussed below in the section of this Proxy Statement titled "Shareholder Proposals & Director Nominations."
During fiscal year 2013 the Nominating Committee consisted of Mr. Zapanta, who served as Chairman of the Nominating Committee, Mr. Kever and Mr. Thurber. The Nominating Committee held one meeting and took action by written consent in lieu of a meeting one time during fiscal year 2013.
In November 2013, the Governance Committee and the Nominating Committee were combined into one committee, the Governance and Nominating Committee. Independent directors Mr. Thurber, who will serve as chairman, Mr. Sauer and Mr. Zapanta were appointed to serve on the committee.
Executive Committee. The Board has an Executive Committee ("Executive Committee") whose primary function is to act on behalf of the Board during intervals between regularly scheduled meetings of the Board. The Executive Committee may exercise all powers of the Board, except as otherwise provided by law and the Company's by-laws; however, its actions are typically ministerial, such as approving (i) the sale or purchase of property, (ii) the opening and closing of bank accounts, and (iii) amendments to benefit plans for which Compensation Committee approval is not required. All actions taken by the Executive Committee between meetings of the Board are reviewed for ratification by the Board at the following Board meeting. The members of the Executive Committee are Mr. Tyson, Mr. Kever and Ms. Tyson. The Executive Committee took action by written consent in lieu of a meeting six times during fiscal year 2013.
Corporate Governance Principles; Committee Charters; Code of Conduct. The Board has adopted Corporate Governance Principles, and each of the board committees, other than the Executive Committee, has adopted a written charter. The Board has also adopted a Code of Conduct applicable to all directors, officers and employees. Copies of these corporate governance documents are available on the Company's Investor Relations website at http://ir.tyson.com and in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Secretary, 2200 Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
Compensation Committee Interlocks and Insider Participation
At the end of fiscal year 2013, the Compensation Committee consisted of Mr. McNamara (Chairman), Mr. Sauer and Mr. Thurber. All members of the Compensation Committee during fiscal year 2013 were independent directors, and no member was an officer or employee of the Company or a former officer or employee of the Company. No member of the Compensation Committee serving during fiscal year 2013 was party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2013, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board.
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE SLATE OF DIRECTORS NOMINATED BY THE BOARD.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" EACH COMPANY NOMINEE UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Approval of a nominee for director requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.
Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board contemplates that all of the director nominees will be able to stand for election, but should any director nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board (unless the Board chooses to reduce the number of directors on the Board).

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Rule 14a-21 under the Securities Exchange Act of 1934, we are providing the Company's shareholders the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the Company's "named executive officers" or "NEOs" identified in the section titled "Compensation Discussion and Analysis" set forth below in this Proxy Statement. For the reasons set forth below, we ask that the shareholders vote "FOR" the following resolution:

"RESOLVED, that the shareholders of Tyson Foods, Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's proxy statement for the 2014 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures."

As described in the section titled "Compensation Discussion and Analysis," our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance shareholder value. In order to align executive pay with both the Company's financial performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our NEOs is allocated to performance-based, short- and long-term incentive programs to make executive pay dependent on the Company's performance (or "at-risk"). In addition, as an executive officer's responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation deemed "at-risk" increases while base salary decreases. Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
This vote is merely advisory and will not be binding upon the Company or the Board. However, the Board values constructive dialogue on executive compensation and other important governance topics with the Company's shareholders and encourages all shareholders to vote their shares on this matter.
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS BY VOTING "FOR" THIS RESOLUTION.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THIS RESOLUTION.
Vote Required
Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company's Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") to serve as the Company's independent registered public accounting firm for the fiscal year ending September 27, 2014. Shareholders are asked to ratify this appointment at the Annual Meeting. Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Audit Fees
The fees for professional services rendered by PwC for the audit of the Company's annual financial statements for each of the fiscal years ended September 28, 2013 and September 29, 2012, and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for each of those fiscal years were $4,003,531 and $3,796,125, respectively.
Audit-Related Fees
Aggregate fees billed or expected to be billed by PwC for assurance and related services reasonably related to the performance of the audit or review of the Company's financial statements for the fiscal years ended September 28, 2013 and September 29, 2012, and not included in the audit fees listed above were $188,400 and $183,400, respectively. These services comprise engagements to perform audits of employee benefit plans and required agreed-upon procedures.
Tax Fees
Aggregate fees billed or expected to be billed by PwC for tax compliance, tax advice and tax planning for each of the fiscal years ended September 28, 2013 and September 29, 2012 were $348,074 and $311,817, respectively.
All Other Fees
For each of the fiscal years ended September 28, 2013 and September 29, 2012, PwC billed the Company $3,600 for services rendered, other than those services covered in the sections captioned "Audit Fees," "Audit-Related Fees" and "Tax Fees." These fees were for an on-line research tool for accounting rules and guidance.
None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the Company's independent registered public accounting firm. The Audit Committee charter provides that the Audit Committee must approve in advance all audit services to be performed by the independent registered public accounting firm. The Audit Committee has approved a separate written policy for the approval of engagements for non-audit services to be performed by the independent registered public accounting firm. For non-audit services, any person requesting that such services be performed by the independent registered public accounting firm must prepare a written explanation of the project (including the scope, deliverables and expected benefits), the reason for choosing the independent registered public accounting firm over other service providers, the estimated costs, the estimated timing and duration of the project and other pertinent information. Non-audit services must first be pre-approved by each of the Company's Chief Accounting Officer and Chief Financial Officer before being submitted for pre-approval to the Audit Committee, and then the Audit Committee or a designated member of the Audit Committee must pre-approve the proposed engagement before the engagement can proceed. The requirement for Audit Committee pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than five percent (5%) of the total amount paid by the Company to the independent registered public accounting firm during the fiscal year when the services are provided; (ii) the services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit of the fiscal year in which the non-audit services were provided.
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 27, 2014.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required
Ratification of PwC as the Company's independent registered public accounting firm for the fiscal year ending September 27, 2014 requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class. Ratification of the selection of PwC by shareholders is not required by law. However, as a matter of policy, such selection is being submitted to the shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify the selection of this firm, the Board will reconsider the matter.

SHAREHOLDER PROPOSAL
The Company has received notice of the intention of a certain shareholder to present a proposal for voting at the Annual Meeting. The text of the shareholder proposal and supporting statement appear below exactly as received by the Company. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponents of the shareholder proposal. The Company will provide the names, addresses and shareholdings (to the Company's knowledge) of the proponents of the shareholder proposal upon request made to the Company's corporate secretary by mail at 2200 Don Tyson Parkway, Springdale, Arkansas 72762-6999, or by calling (479) 290-4524. The shareholder proposal contains assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. However, the Board recommends a vote "AGAINST" the shareholder proposal based on broader policy reasons as set forth in the Company's statement in opposition following the shareholder proposal.

RESOLVED, that shareholders request that, within six months of the 2014 annual meeting, the Board of Directors provide a report to shareholders, prepared at reasonable cost and omitting proprietary information, detailing the possible risks and operational impacts associated with allowing the indefinite use of "gestation crates" in Tyson's supply chain. The report should detail–using peer-reviewed data, when possible–all potential risks and impacts, including those regarding brand reputation, customer relations, public perception, and regulatory compliance.

CONTACT INFORMATION: TysonProposal@gmail.com

SUPPORTING STATEMENT:

Gestation crates are cages, used in Tyson's supply chain, which confine pigs so restrictively they're unable to turn around. Rising concerns over these cages have rapidly shifted the marketplace, with dozens of top global food brands–including Tyson's customers–demanding change. Tyson's failure to disclose the risks associated with the indefinite inclusion of gestation crates in its supply chain is of concern to shareholders.

Business magnate Carl Icahn summarized the situation as such: "I firmly believe that the position of [The Humane Society of the United States] regarding gestation crates is the right one. Eliminating those crates will both prevent cruelty to animals, and improve Tyson's business prospects."

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Customers: Nearly 60 leading, global pork buyers have publicly announced plans to eliminate gestation crates from their supply chains, including McDonald's, Burger King, Costco, Safeway, Kroger, Oscar Mayer and dozens more. In fact, Tyson has already lost business over its position on this issue.

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Competition: Tyson competitors like Smithfield, Cargill and Hormel are actively moving away from gestation crates. Smithfield's farms, for example, are now nearly 40 percent gestation crate free, and the company will become 100 percent gestation crate free by 2017.

•	Legislation: Nine U.S. states, so far, have passed legislation banning gestation crates.

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Economics: A 2.5 year long Iowa State University study–in the nation's top hog producing state–found that a production system without gestation crates resulted in cost "that was 11% less than the cost" of the gestation crate system.

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Science: Renowned animal welfare expert–and Tyson advisor–Dr. Temple Grandin is unequivocal on this issue: "Confining an animal for most of its life in a box in which it is not able to turn around does not provide a decent life," writes Grandin. She continues, "Gestation stalls have got to go." In summarizing the issue, Meat & Poultry magazine concluded, "Studies show crates have more negative attributes than positive ones."

Major pork buyers and Tyson customers demand change, legislation is mandating change, economics support changing, and Tyson's competitors are changing. As such, Tyson's current position of indefinitely including gestation crates in its supply chain is of concern to investors.

Therefore, we encourage a vote FOR this modest proposal, which simply asks Tyson to disclose the risks associated with its current position on this issue. As the World Bank's International Finance Corporation wrote, "In the case of animal welfare, failure to keep pace with changing consumer expectations and market opportunities could put companies and their investors at a competitive disadvantage in an increasingly global marketplace."

BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

The Board recommends that shareholders reject the shareholder proposal. The Board opposes the proposal because it is impractical and unnecessary and not in the best interests of shareholders.

From a practical standpoint, it is impossible to know all potential risks and impacts related to any practice, but business risks are assessed on a regular basis and are reported to the Company's shareholders when such risks rise to the level that they could materially adversely affect our business, financial condition or results of operations. With respect to the subject matter of the proposal, animal experts acknowledge that both individual and group sow housing systems have advantages and disadvantages when it comes to animal well-being. Neither type of housing is perfect, and choosing one method exclusive of all other methods is, in our eyes, short-sighted and discourages the development of better methods of housing mother pigs.

Almost all the hogs we buy to produce pork come from 3,000 independent farmers who raise their market hogs in open pens. Many of these independent farmers also have breeding operations that use individual housing - or gestation stalls - for the welfare of mother pigs, while some farmers use group or pen housing. Tyson Foods' position on housing for mother pigs on independent farms is in line with the stated position of most other U.S. pork processors. They do not dictate the kind of housing independent farmers use.

Regardless of housing methods currently chosen by farmers, Tyson Foods expects the farmers supplying hogs for pork products to operate consistent with our Core Values, which includes an obligation to serve as good stewards of the animals that we depend on to operate. In 2000, we became one of the first companies in the meat industry to create an Office of Animal Well-Being, which primarily focused on the proper treatment of live animals at our processing plants. In 2012, this effort expanded to the farms that supply the company with the development of the Tyson FarmCheck™ program, which involves animal well-being audits of those farms. It also includes an Animal Well-Being Advisory Panel, Farm Animal Well-Being Research Program, and an internal management team led by our Vice President of Animal Well-Being Programs.

We will continue to work closely with farmers, customers and animal experts on continued improvements in animal well-being across a broad range of factors, including sow housing systems. In the meantime, we support the right of independent farmers to know and choose how to raise animals they supply to us, consistent with our Core Values and established scientific research related to animal welfare, encourage research into alternative sow housing systems, and continue to look at all options available to independent farmers that provide the hogs we buy to produce our pork products.

For these reasons, the Board recommends that the shareholders vote "AGAINST" the proposal.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
"AGAINST" THE SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis provides information regarding the compensation paid to our Chairman, Chief Executive Officer, Chief Financial Officer and certain other executive officers who were the most highly compensated in fiscal year 2013. These individuals, referred to as "named executive officers" or "NEOs," are identified below, along with their offices held during fiscal year 2013:

•	John Tyson, Chairman of the Board ("Chairman")

•	Donnie Smith, President and Chief Executive Officer ("CEO")

•	Dennis Leatherby, Executive Vice President and Chief Financial Officer ("CFO")

•	Donnie King, Senior Group Vice President, Poultry and Prepared Foods (named President of Prepared Foods, Customer and Consumer Solutions on November 14, 2013)

•	James V. Lochner, Chief Operating Officer ("COO")

•	Noel White, Senior Group Vice President, Fresh Meats (named President of Poultry on November 14, 2013)

Executive Summary
During fiscal year 2012, the Compensation Committee of our Board of Directors (now known as the Compensation and Leadership Development Committee but referred to herein as the "Compensation Committee") completed a thorough review of our executive compensation program and implemented changes more fully described below in the section titled "Fiscal Year 2013 Compensation Decisions." Fiscal year 2013 compensation decisions impacted by this review include:

•	entering into new employment contracts with NEOs that, among other things, provide the Compensation Committee greater flexibility when awarding equity compensation;

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adjusting the composition of equity grants for executive officers such that restricted stock with performance criteria makes up approximately 25% of total equity compensation, performance stock makes up approximately 40% and stock options make up approximately 35%; and

•	salary increases for our NEOs ranging from 3% to 20% over the course of the fiscal year.
Also in fiscal year 2013, Mr. Tyson entered into a new employment contract to reflect his November 2011 appointment as an executive officer. This contract provided for a 75% increase in base salary.
We achieved record sales of $34.4 billion, record GAAP earnings of $2.31 per share and operating income in excess of $1.3 billion in fiscal year 2013. We also returned approximately $650 million to our shareholders in the forms of dividends and share repurchases. Based on fiscal year 2013 performance, our NEOs earned eligibility for, and were awarded, performance incentive payments under our Executive Incentive Plan (as defined below) approximating 191% of their target performance incentive payments for the year.

Shareholder Advisory Vote
Our Board recognizes the fundamental interest our shareholders have in the compensation of our executive officers. At the 2011 annual meeting of shareholders, our shareholders approved the compensation of our named executive officers. Based upon the results of such advisory vote and our review of our compensation policies and decisions, we believe that our existing compensation policies and decisions are consistent with our shareholders’ interests and with our compensation philosophy and objectives discussed below.
We will again ask shareholders to vote, on an advisory basis, on executive compensation at the Annual Meeting. The next vote is scheduled to occur at the annual meeting of shareholders in 2017.

Fiscal Year 2013 Compensation Decisions
During fiscal year 2012, the Compensation Committee undertook a project in which it examined short-term and long-term compensation of executive officers as well as the Company's employment contract structure. The Compensation Committee, which worked with the Company's compensation consultant, Hay Group, and members of senior management during the project, had an overarching goal that any changes in compensation would be consistent with the Company's compensation philosophy and objectives described below. As part of this process, the Compensation Committee selected a new peer group of companies which they felt more accurately reflected the Company's industry peers for use in analyzing our CEO's compensation and certain performance stock measures. The new peer group, which was first used in comparative performance in compensation in fiscal year 2013, was selected based on some or all of the following criteria:

•	significant focus on food processing and agriculture;

•	business models similar to the Company's;

•	executive compensation generally consistent with the General Industry Data (as defined below); and

•	comparable annual revenues and market capitalization.
The Compensation Committee did not weigh any one criterion more than others. For a more detailed discussion of the new peer group, see the section titled "How We Determine Compensation."
During the course of the project, the compensation of our CEO was compared against principal executive officers of the new peer group companies, as well as our other NEOs against comparable employees included in the General Industry Data (as defined below). The data developed during the project indicated that Company executive officer salaries and target performance incentive amounts were generally below to slightly above the 50th percentile of the comparative data. Long-term incentives, i.e. equity compensation, were generally below to slightly above the 50th percentile, and the Company's historic mix of equity compensation, namely options and restricted stock (weighted heavily toward options) was considerably different from the comparative data.
At the conclusion of the project, the Compensation Committee determined that:

•	employment contracts should be simplified, with no specific term (i.e., length) for any officer with the exception of the Chairman, the CEO and the COO;

•
equity compensation would not be pre-determined by the contract which would instead only set forth eligibility, providing flexibility for the Compensation Committee, with the input of management, to determine actual amounts for NEOs in accordance with the Company's band structure, as applicable; and

•
the mix of equity grants for executive officers was changed to provide for restricted stock with performance criteria (approximately 25% of equity compensation), performance stock (approximately 40% of equity compensation) and stock options (approximately 35% of equity compensation).

As a result, all of the NEOs except Mr. Tyson entered into new employment contracts including these elements on November 14, 2012. Mr. Tyson's new employment contract was entered into November 25, 2012. For a more detailed discussion of each NEO's employment contract, see the section titled "Employment Contracts."
Compensation Philosophy and Objectives
Our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, the following are the key objectives of our compensation programs.
Shareholder Alignment. One of the primary objectives of our executive compensation philosophy is to ensure that an appropriate relationship exists among executive pay, the Company's financial performance and the creation of shareholder value. We believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests.
Attract, Motivate and Retain Key Employees. Our executive compensation program is shaped by the competitive market for management talent in the food industry and at other public and private companies. We believe our executive compensation should be competitive with the organizations with which we compete for talent. As such, it is our goal to provide compensation at levels (both in terms of benefits provided and amounts paid) that attracts, motivates and retains superior executive talent for the long-term.
Link Pay to Performance. We believe that as an executive's responsibility increases, a larger portion of his or her total compensation should be "at-risk" incentive compensation (both short-term and long-term), subject to corporate, segment, individual, stock price and/or earnings performance measures. Our compensation program links pay to performance by making a substantial portion of total executive compensation variable, or "at-risk," through incentive awards based on Company earnings and performance goals. As performance goals are met or exceeded, executives are rewarded commensurately.
How We Determine Compensation
Role of the Compensation Committee. In general, the Compensation Committee works with management to set compensation philosophy and objectives and to ensure key executives are compensated in accordance with such philosophy and objectives. More specifically, the Compensation Committee periodically reviews and approves the Company's stated compensation strategy, corporate goals and objectives relevant to management compensation and total compensation policy to ensure they support business objectives, create shareholder value, are consistent with shareholder interests, attract, motivate and retain key executive talent and link compensation to corporate performance. The Compensation Committee also annually reviews the composition of the peer groups used for competitive pay/performance benchmarking. Periodically the Compensation Committee compares total compensation for the Chairman and the CEO and the Company's band level structure to the relevant external benchmarks. A discussion of the peer group and external benchmarks used in establishing compensation is set forth below under the heading "Role of Compensation Consultants/Benchmarking." The Compensation Committee's charter describes additional duties and responsibilities of the Compensation Committee with respect to the administration, oversight and determination of executive compensation. A copy of the Compensation Committee's charter can be found on the Company's Investor Relations website at http://ir.tyson.com.
The Compensation Committee works to ensure that its decisions are consistent with tax regulations, relevant law, and NYSE listing requirements and are handled in a manner that is mutually satisfactory to the Compensation Committee and the Company's principal shareholder. Because the Company meets the definition of a "controlled company" under NYSE corporate governance rules, the Compensation Committee is not required to determine the compensation of our CEO in its sole discretion. However, the Compensation Committee has approved the employment contracts and total compensation for our CEO since 2003.
The Compensation Committee is expressly authorized in its charter to retain outside legal, accounting or other advisors or experts at the Company's expense. In fiscal year 2013 the Compensation Committee did not retain any legal, accounting or other advisors or experts.
Band Structure. Except for our Chairman, CEO and COO, our executive officers and key employees are compensated based on the Company's band structure. Our band structure has nine levels, each of which sets forth target amounts for base salary, annual cash performance incentive payments, equity grants, as well as eligibility standards for participation in the Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan ("SERP"). Actual amounts can be adjusted above or below such targets based on an individual's responsibility and performance as determined on a case-by-case basis by such individual's supervisor. An executive officer's band level designation is made by the CEO subject to ratification by the Compensation Committee. The designation is based on the individual's level of responsibility and ability to affect shareholder value relative to other executive officers and key employees.
Our current band structure was established in 2004 by our human resources group and senior management based on their collective review of recommendations provided by Hay Group together with market analysis and data of executive compensation trends of public and private companies in general ("General Industry Data"). The General Industry Data is used as the benchmark for the Company's band structure because the Compensation Committee believes it serves as a stable representation of national pay levels. The Compensation Committee and the Company's human resources group periodically review the band structure and updated market analysis with senior management and suggest modifications as they deem necessary to ensure that our executive officers and key employees are generally compensated in accordance with our compensation philosophies and objectives. For more detailed discussion regarding decisions with respect to each element and amount of compensation provided for in the band structure, see the section below titled "Elements of Compensation."
Interaction Between the Compensation Committee and Management. Band level designations for all executive officers, other than our Chairman, CEO and COO, and key employment contract terms are determined by the CEO in consultation with the Company's human resources group. The Company's human resources group then presents a summary of the key terms of each executive officer's contract, including band level designations, to the Compensation Committee. The Compensation Committee reviews and discusses the contracts and will meet with the Company's human resources group as it deems necessary to discuss any questions or issues it has regarding these decisions. Once all questions and issues have been addressed to the satisfaction of the Compensation Committee, the Compensation Committee will ultimately ratify the employment contracts and band level designations.
Role of Compensation Consultants/Benchmarking. Since fiscal year 2001, the Company has retained Hay Group to periodically provide data and market analyses regarding compensation practices of a certain group of publicly traded companies in the protein and packaged foods industries (which we refer to as the "Compensation Peer Group") and the General Industry Data. The following companies made up the Compensation Peer Group during fiscal year 2013:

Archer-Daniels-Midland Company
Bunge Limited
Campbell Soup Company
ConAgra Foods, Inc.
Dean Foods Company
General Mills, Inc.
H.J. Heinz Company
Hormel Foods Corporation
Kellogg Company
Kraft Foods Group, Inc.
McCormick & Company, Incorporated
Pilgrim's Pride Corporation
Sanderson Farms, Inc.
Smithfield Foods, Inc.
The Hillshire Brands Company
The J. M. Smucker Company

H.J. Heinz Company and Smithfield Foods, Inc. were removed from the Compensation Peer Group in fiscal year 2013, as these companies ceased being publicly traded during the year.

Hay Group furnishes the data and analyses to our human resources group which are then summarized and presented by our human resources group to the Compensation Committee. The Compensation Committee uses this summary information in its review of compensation for the NEOs and compensation levels within our band structure to determine whether the compensation levels are consistent with our compensation philosophy and our objective of providing competitive compensation that attracts, motivates and retains executive talent. Beginning with the implementation process for the new employment contracts for NEOs entered into in November 2012, the Compensation Committee targeted total direct compensation for our CEO at the 50th percentile of the Compensation Peer Group. Using data indicating the 25th, 50th and 75th percentiles of the broader General Industry Data, the Compensation Committee targeted total direct compensation between the 50th and 75th percentiles for our COO, and below to slightly above the 50th percentile for Messrs. Leatherby, King and White. The Compensation Committee does not benchmark Mr. Tyson's target total direct compensation due to insufficient data with respect to similarly situated officers.

The Compensation Committee believes it is necessary to target our CEO's compensation based on the smaller Compensation Peer Group, which is made up exclusively of public companies in the food industry, because these are companies against which we compete for the specialized talents and experience possessed by our CEO. On the other hand, because many of the talents possessed by the other NEOs transcend a variety of industries, the Compensation Committee believes it appropriate to use the General Industry Data in setting relevant NEOs' compensation as it represents a cross section of consumer products and other industries, not just food industry companies.

In fiscal year 2013, the data and market analyses described above were the only consulting services provided by Hay Group to the Company. Neither the Compensation Committee nor the Company believes that provision of these services raises any conflict of interest.
How NEOs Are Compensated
It is the Company's practice to enter into employment contracts with its executive officers. Once compensation decisions are made and an employment contract is executed, the executive officer is entitled to receive the compensation provided for in his or her contract until it is terminated or amended. For a more detailed discussion of each NEO's employment contract, see the section titled "Employment Contracts" in this Proxy Statement.
John Tyson. In October 2010, the Company and Mr. Tyson executed an employment contract reflecting his then capacity as a non-executive officer.  In November 2011, Mr. Tyson was appointed as an executive officer. Until November 25, 2012, Mr. Tyson was compensated in accordance with his 2010 employment contract. Mr. Tyson entered into a new employment contract on November 25, 2012, the terms of which were approved by the Compensation Committee prior to execution and which reflect his November 2011 appointment as an executive officer of the Company. Mr. Tyson is entitled to a base salary, which may be adjusted by the Compensation Committee from time to time, and to participate in the Company's annual cash and long-term equity incentive plans, on terms and at levels determined by the Compensation Committee. Decisions regarding whether to increase Mr. Tyson's base salary and his participation in the Company's cash and equity performance incentive payment programs are made annually by the Compensation Committee. For a more detailed analysis regarding these decisions see the section titled "Elements of Compensation" in this Proxy Statement.

As discussed above, the Compensation Committee does not benchmark Mr. Tyson’s total target direct compensation due to insufficient data. However, based on a limited review, the Compensation Committee believes Mr. Tyson's total target and actual direct compensation are within the range presented in the available data.
Donnie Smith. Until November 14, 2012, Mr. Smith was compensated in accordance with an employment contract he entered into with the Company on December 16, 2009. On November 14, 2012, Mr. Smith entered into a new employment contract, the terms of which were approved by the Compensation Committee prior to execution. The decision to approve this contract and the compensation payable thereunder was based upon:

•	an evaluation of historical total compensation made to individuals with similar responsibilities at companies in the Compensation Peer Group;

•	an evaluation of the proposed total compensation in comparison to the Company's other executive officers to ensure that compensation was commensurate with level of responsibility; and

•	recommendations from the Company's human resources group and advice from Hay Group.
Mr. Smith is entitled to a base salary, which may be adjusted by the Compensation Committee from time to time, and to participate in the Company's annual cash and long-term equity incentive plans, on terms and at levels determined by the Compensation Committee. Decisions regarding whether to increase Mr. Smith's base salary and his participation in the Company's cash and equity performance incentive payment programs are made annually by the Compensation Committee. For a more detailed analysis regarding these decisions see the section titled "Elements of Compensation" in this Proxy Statement.

For fiscal year 2013, Mr. Smith's target total direct compensation was below the 50th percentile of the Compensation Peer Group. Based on available published information, his actual total direct compensation for fiscal year 2013 was slightly above the 75th percentile, primarily due to the performance incentive payment under the Executive Incentive Plan (as defined below).
James V. Lochner. Until November 14, 2012, Mr. Lochner was compensated in accordance with an employment contract he entered into with the Company on December 16, 2009. On November 14, 2012, Mr. Lochner entered into a new employment contract, the terms of which were approved by the Compensation Committee prior to execution. The decision to approve this contract and the compensation payable thereunder was based upon:

•	an evaluation of the proposed total compensation in comparison to the Company's other executive officers to ensure that compensation was commensurate with level of responsibility; and

•	recommendations from the Company's CEO and human resources group and advice from Hay Group.
Mr. Lochner is entitled to a base salary, which may be adjusted by the Company from time to time, and to participate in the Company's annual cash and long-term equity incentive plans, on terms and at levels determined by the CEO. Decisions regarding whether to increase Mr. Lochner's base salary and his participation in the Company's cash and equity performance incentive payment programs are made annually by the Company or CEO, as applicable. For a more detailed analysis regarding these decisions see the section titled "Elements of Compensation" in this Proxy Statement.
Mr. Lochner's target total direct compensation in fiscal year 2013 was between the 50th and 75th percentiles of the General Industry Data. Based on available published information, his actual total direct compensation for fiscal year 2013 was above the 75th percentile, primarily due to the performance incentive payment under the Executive Incentive Plan.
All Other NEOs. Until November 14, 2012, the compensation payable to Messrs. Leatherby, King and White under their respective employment contracts was based on the band level designated to them prior to execution of their respective contracts. During this time period, Messrs. King and White were compensated at the first band level and Mr. Leatherby was compensated at the second band level.
On November 14, 2012, Messrs. Leatherby, King and White entered into new employment contracts. The decision to approve these contracts and the compensation payable thereunder was based upon recommendations by the Company’s CEO and human resources group and advice from Hay Group. Under these contracts, Messrs. Leatherby, King and White are entitled to a base salary, which may be adjusted by the Company from time to time, and to participate in the Company's annual cash and long-term equity incentive plans, on terms and at levels determined by the Company's senior management. Messrs. Leatherby, King and White are compensated at the first band level under their respective employment contracts.
With respect to target total direct compensation in fiscal year 2013, Messrs. Leatherby, King and White were below the 50th percentile for similarly situated employees in the General Industry Data. Based on available published information, Messrs. Leatherby's, King's and White's actual total direct compensation for fiscal year 2013 were at or slightly above the 60th percentile for similarly situated employees, primarily due to the performance incentive payments under the Executive Incentive Plan.
Elements of Compensation
The Company's executive compensation program consists of:

•	base salary;

•	annual performance incentive payments;

•	equity-based compensation;

•	financial, retirement and welfare benefit plans; and

•	certain defined perquisites.
Compensation Mix
Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an executive officer's responsibility and ability to affect financial results of the Company increases, base salary becomes a smaller component of total compensation and long-term, equity-based compensation becomes a larger component of total compensation, further aligning his or her interests with those of the Company and its shareholders. The table below illustrates the mix of total compensation for Messrs. Tyson and Smith, individually, and Messrs. Leatherby, King, Lochner, and White, as a group, based on compensation paid in fiscal year 2013.

Compensation Element	2013 Total Compensation Mix for Mr. Tyson	2013 Total Compensation Mix for Mr. Smith	2013 Total Compensation Mix for Messrs. Leatherby, King, Lochner and White
Base Salary	10.1%	10.5%	13.7%
Performance Incentive Payment	37.6%	37.7%	40.3%
Equity-Based Compensation	31.6%	41.0%	32.7%
Financial, Retirement and Welfare Benefit Plans and Perquisites	20.8%	10.9%	13.3%
Base Salary
Each NEO's employment contract sets an amount for base salary. The Compensation Committee approved such amounts for Messrs. Tyson, Smith and Lochner as part of its process in approving their respective employment contracts. Base salary amounts for all other NEOs are based on each NEO's pre-determined band level. The Company's band structure sets forth a target amount for base salary at each level. The CEO has discretion to set base salary above or below the target amount as he deems appropriate based on each NEO's level of responsibility when employment contracts for these individuals are entered into or amended.
The employment contract effective for each NEO during fiscal year 2013 (other than Mr. Tyson's) states that base salary is subject to adjustment. The base salary under Mr. Tyson's employment contract can be increased but not decreased. The Compensation Committee has the ability to adjust Messrs. Tyson's or Smith's base salary annually as it deems appropriate. The CEO has the discretion to adjust base salaries for the other current NEOs as he deems appropriate. In determining whether to adjust an NEO's base salary, the Compensation Committee or the CEO, as applicable, considers (i) the individual's past performance, (ii) the individual's potential for advancement within the Company, (iii) changes in level and scope of responsibility for the individual, and (iv) salaries of persons holding comparably responsible positions at companies represented in the Compensation Peer Group or the General Industry Data, as applicable. The Compensation Committee or the CEO also considers cost of living adjustments in determining annual base salary adjustments. Neither the CEO nor the Compensation Committee assigns a particular weight to any factor. Annual salary merit increases for NEOs that are approved by the CEO are generally consistent with merit increases for other officers and management personnel.
The table below discloses the base salary in effect for each NEO at the end of fiscal years 2012 and 2013 and the percentage increase in their 2013 base salaries from their 2012 base salaries.

Name	End of Fiscal Year 2012 Salary ($)	End of Fiscal Year 2013 Salary ($)	Change
John Tyson	500,000	875,500	75%
Donnie Smith	900,000	1,081,500	20%
Dennis Leatherby	566,500	583,495	3%
Donnie King	548,000	618,000	13%
James V. Lochner	927,000	1,030,000	11%
Noel White	548,000	564,440	3%
Mr. Tyson's salary increase was attributable to his new employment contract which reflected his November 2011 appointment as an executive officer. Mr. Smith's salary increased consistent with the Compensation Committee's goal to target the CEO's compensation at the 50th percentile of the updated Compensation Peer Group. Mr. King's salary increase was primarily based on division performance in fiscal year 2012 relative to the Company's forecasts for such division. Mr. Lochner's salary increase was primarily based on individual performance. In addition, each NEO received an annual salary merit increase of approximately 3% during fiscal year 2013.
Annual Performance Incentive Payments
Employment contracts with our NEOs provide them an opportunity to receive cash performance incentive payment awards each year. In fiscal year 2013, the cash performance incentive payment plan in place for senior executive officers was the Tyson Foods, Inc. Annual Incentive Compensation Plan for Senior Executive Officers ("Executive Incentive Plan"). This plan is designed to align the interests of management towards the achievement of a common corporate goal. The Executive Incentive Plan is also designed to maximize the Company's ability to deduct for tax purposes performance-based compensation paid to NEOs. Participants in the Executive Incentive Plan are selected each year by the Compensation Committee based on their potential to receive total compensation that may not otherwise be deductible by the Company for tax purposes. An NEO selected to participate in the Executive Incentive Plan is not eligible to participate in other cash performance incentive payment plans maintained by the Company. For fiscal year 2013, the Compensation Committee designated all NEOs as eligible participants under the Executive Incentive Plan.

Cash performance incentive payments under the Executive Incentive Plan are based on performance measures established each year by the Compensation Committee. For fiscal year 2013, the Compensation Committee selected Adjusted EBIT as the performance measure under the plan. EBIT is the Company's operating income (which takes into account accruals for performance incentive payments) before interest and taxes, and Adjusted EBIT takes into account any unusual or unique items, such as one-time gains or losses. The Compensation Committee believes Adjusted EBIT is an appropriate measure of Company performance to utilize in making performance-based compensation decisions because senior management uses this same measure, in large part, to evaluate the day-to-day performance of the business. For fiscal year 2013, the Compensation Committee set the target Adjusted EBIT level for 100% of target performance incentive payments at $1.0 billion and a threshold level of Adjusted EBIT for 50% of target performance incentive payments at $800 million.
An NEO's target performance incentive payment eligibility, expressed as a percentage of base salary, is established each year by the Compensation Committee. Performance incentive payment eligibility begins at threshold Adjusted EBIT and increases linearly, up to a maximum of $10 million. For fiscal year 2013, Messrs. Tyson, Smith and Lochner were awarded higher performance incentive payment eligibility by the Compensation Committee given their level of responsibility and ability to affect shareholder value relative to the other NEOs. In determining actual performance incentive payment amounts to be paid, the Compensation Committee has the discretion to award performance incentive payments below, but not above, the eligibility level pertaining to the amount of Adjusted EBIT. Actual Adjusted EBIT for fiscal year 2013 was approximately $1.363 billion, resulting in the NEOs' eligibility for performance incentive payments of approximately 191% of their respective target performance incentive payment eligibility. As shown below, the Compensation Committee opted to award the NEOs performance incentive payments at their full eligibility based on the Company's performance in fiscal year 2013.

Name	Salary at 2013 Fiscal Year-End ($)	Eligibility at Threshold Adjusted EBIT of $800 million(50% of target performance incentive payment) ($)	Eligibility at Target Adjusted EBIT of $1.0 billion (100% of target performance incentive payment) ($)	Eligibility at Target Adjusted EBIT (expressed as percentage of base salary)	Actual Performance Incentive Payment Based on Adjusted EBIT of $1.363 billion (191% of target performance incentive payment) ($)	Actual Performance Incentive Payment (expressed as percentage of base salary)
John Tyson	875,500	787,950	1,575,900	180%	3,009,654	344%
Donnie Smith	1,081,500	973,350	1,946,700	180%	3,717,808	344%
Dennis Leatherby	583,495	385,107	770,213	132%	1,470,954	252%
Donnie King	618,000	407,880	815,760	132%	1,557,938	252%
James V. Lochner	1,030,000	927,000	1,854,000	180%	3,540,769	344%
Noel White	564,440	372,530	745,061	132%	1,422,917	252%
Equity-Based Compensation
We believe equity-based compensation awarded annually is an effective long-term incentive for executives and managers to create value for shareholders as the value of such compensation has a strong correlation to appreciation of the Company's stock price. Messrs. Tyson's and Smith's employment contracts provide for equity-based compensation as determined by the Compensation Committee. Mr. Lochner's employment contract provides for equity-based compensation as determined by the CEO. The remaining NEOs' employment contracts provide for equity-based compensation consistent with that provided by other employees in such NEO's band level. The Company's band structure sets forth the target number of stock options and the target dollar amount of other equity awards.
The amounts and types of equity-based compensation to be awarded within the band levels are determined by management and/or the Compensation Committee with a view towards aligning the interests of executives and other managers with the interests of the Company's shareholders. In determining these amounts, management and the Compensation Committee review the relationship of long-term compensation to cash compensation, the goal of providing additional incentives to executives and managers to increase shareholder value, and the value of equity-based compensation awarded to NEOs to awards made to executives in similar positions within the applicable peer group.
Stock Options. Stock option awards comprised 35% of each NEO's equity-based compensation for fiscal year 2013. The Compensation Committee believes that stock options allow the Company to provide employees with an incentive different from base salary and cash performance incentive payments as options increase in value based on Company share price rather than individual performance. Stock options are typically awarded and approved annually by the Compensation Committee prior to or on a pre-determined grant date. The grant date for fiscal year awards usually occurs four business days after the Company announces fiscal year-end financial results. The exercise price for option awards is the closing price for our Class A Common Stock as reported on the NYSE on the grant date. Option awards expire ten years after the grant date. The Company does not backdate, re-price or grant equity awards retroactively. All stock options vest in equal annual increments beginning on the first anniversary of the date of the award and become fully vested after three years. The Compensation Committee set the grant date of November 26, 2012 at its May 3, 2012 quarterly meeting and made final approval of the 2013 fiscal year stock option awards at its quarterly meeting held on November 14, 2012. All restricted stock awards are issued under the Tyson Foods, Inc. 2000 Stock Incentive Plan (the "Stock Incentive Plan"). For details regarding stock options granted to the NEOs in fiscal year 2013, see the table titled "Grants of Plan Based Awards During Fiscal Year 2013" in this Proxy Statement.
Restricted Stock with Performance Criteria. Restricted stock with performance criteria ("restricted stock") awards comprised 25% of each NEO's equity-based compensation for fiscal year 2013. The actual number of shares of restricted stock granted during fiscal year 2013 was determined by dividing the designated band level dollar value or the dollar valued assigned by the CEO or Compensation Committee, as applicable, for restricted stock by the closing stock price on the grant date. For example, if the designated dollar value for restricted stock was $180,000 and the closing stock price on the grant date was $30 per share, the executive received a grant of 6,000 shares of restricted stock.
Restricted stock awards represent the right to receive shares of Class A Common Stock if certain performance criteria are met within the time period indicated in the grant. Performance criteria are measured three years from the beginning of the 2013 fiscal year, and, if the performance criteria are achieved, the award vests. The right to receive Class A Common Stock under a restricted stock award is conditioned upon the executive officer remaining continuously in the employment of the Company from the grant date through the vesting date, subject to certain exceptions involving the death, disability or retirement of the executive officer. All restricted stock awards are issued under the Stock Incentive Plan.
On November 14, 2012, the Compensation Committee determined the performance criterion pertaining to the restricted stock awards granted in fiscal year 2013 would be the Company's achievement of $100 million Adjusted EBIT for the 2013 through 2015 fiscal years. This criterion was established for the purpose of maximizing the tax deductibility of the restricted stock under Section 162(m) of the Internal Revenue Code.
Performance Stock. Performance stock awards comprised 40% of each NEO's equity-based compensation for fiscal year 2013. Performance stock awards represent the right to receive shares of Class A Common Stock if certain performance criteria are met within the time period indicated in the grant. The actual number of shares of performance stock granted is determined by dividing the designated band level dollar value or the dollar valued assigned by the Compensation Committee, as applicable, for performance stock by the closing price of the Company's stock on the grant date. The Compensation Committee approved the fiscal year 2013 performance stock awards at its November 14, 2012 meeting with a grant date of November 26, 2012. Performance criteria are measured three years from the beginning of the 2013 fiscal year, and, if the performance criteria are achieved, the award vests as set forth below. The right to receive Class A Common Stock under a performance stock award is conditioned upon the executive officer remaining continuously in the employment of the Company from the grant date through the vesting date, subject to certain exceptions involving the death, disability or retirement of the executive officer. All performance stock awards are issued under the Stock Incentive Plan.
On an annual basis, the Company's senior management, Compensation Committee and human resources group meet to discuss the performance criteria options and levels to be considered for the following year's grants. A list of eligible criteria available for consideration was approved by shareholders to ensure tax deductibility for performance-based compensation. Through the course of its review and discussions, the Compensation Committee chooses such options that the Compensation Committee reasonably believes provide the appropriate balance between (i) significant performance measures aimed at increasing shareholder value if achieved, and (ii) performance measures that are reasonably attainable so as to motivate the officers to achieve the performance goals.
The performance criteria adopted by the Compensation Committee for performance stock awards granted in fiscal year 2013 were as follows:

•	achievement of a cumulative Adjusted EBIT target over the 2013, 2014 and 2015 fiscal years (the "cumulative EBIT criterion"); and

•
a comparison of the performance of the Company's Class A Common Stock relative to the stock prices of the Compensation Peer Group over the 2013, 2014 and 2015 fiscal years (the "stock price comparison criterion").

Each performance criterion accounts for one-half of the performance stock award and is subject to the achievement of performance goals as set forth in the below tables. With respect to the cumulative EBIT criterion, the Adjusted EBIT measure selected is based on management's forecasted performance for the Company over a three-year period. As such, disclosure of the measure could cause competitive harm to the Company. Based on the percentage of the Adjusted EBIT measure achieved, the NEO is entitled to receive upon achievement of the Adjusted EBIT goals the number of shares as set forth below:

Name	Percentage of Cumulative Adjusted EBIT Goal Achieved
	80%	100%	120%	140%
John Tyson	12,913	25,826	38,739	51,652	Number of Shares Awarded
Donnie Smith	20,661	41,322	61,983	82,644
Dennis Leatherby	5,682	11,363	17,046	22,727
Donnie King	5,991	11,983	17,974	23,966
James V. Lochner	15,496	30,991	46,488	61,983
Noel White	5,991	11,983	17,974	23,966
With respect to the stock price comparison criterion, the NEO is entitled to receive the number of shares set forth below, based on the number of Compensation Peer Group members' stock prices that the Company's stock price outperforms during the measurement period:

Name	Number of Companies' Stock Prices Outperformed*
	4	8	10	12
John Tyson	12,913	25,826	38,739	51,652	Number of Shares Awarded
Donnie Smith	20,661	41,322	61,983	82,644
Dennis Leatherby	5,682	11,363	17,046	22,727
Donnie King	5,991	11,983	17,974	23,966
James V. Lochner	15,496	30,991	46,488	61,983
Noel White	5,991	11,983	17,974	23,966

* If members of the Compensation Peer Group are removed from the Compensation Peer Group for reasons set forth in the performance stock award, the stock price comparison criterion is reduced by that same number.

For additional details regarding performance stock awards granted to the NEOs in fiscal year 2013, see the table titled "Grants of Plan Based Awards During Fiscal Year 2013" in this Proxy Statement.
Financial, Retirement and Welfare Benefit Plans
Our NEOs are eligible to participate in the Company's financial, retirement and welfare benefit plans that are generally available to all employees of the Company. The NEOs are also eligible to participate in certain plans, described below, that are only available to contracted officers and managers. We believe these benefits are a basic component in attracting, motivating and retaining executives and are comparable to the benefits offered by the companies in our peer groups according to market data.
Deferred Compensation. The SERP is a nonqualified deferred compensation plan providing life insurance protection during employment and a subsequent retirement benefit to certain officers of the Company, including all NEOs. The retirement benefit is a lifetime annuity. The primary formula for calculating the amount of such benefit is one percent of the average annual compensation paid to the participant for his or her final five years of service multiplied by his or her years of creditable service. The SERP also provides for catch-up accruals for certain grandfathered participants (officers prior to 2002 receive an additional one percent of their final 5 year average annual compensation multiplied by their final five years of creditable service). In addition, participants with at least 20 years of vesting service are generally eligible for a minimum benefit and a tax allowance based on the amount of their executive life insurance premium at the male nonsmoker rate. Participants do not vest in the retirement benefits until attaining age 62, although a participant who attains at least age 55 and whose combination of age and years of vesting service equals or exceeds 70 is considered vested. A participant who vests in his or her retirement benefit prior to age 62 may retire early and receive an actuarially reduced benefit. A participant who terminates employment or becomes ineligible to participate before vesting or a participant who is terminated for cause, even if fully vested, is not entitled to any benefits under the SERP. A participant who terminates prior to vesting because of disability is eligible for a fully vested and unreduced minimum benefit. The Compensation Committee has the discretion to grant early retirement benefits under the plan.
If a Company-employed participant in the SERP dies, the participant's beneficiaries receive a death benefit under the life insurance portion of the SERP. As of September 28, 2013, the life insurance portion of the SERP provided a death benefit of $3,000,000 for each of Messrs. Smith and Lochner and $2,000,000 for each of Messrs. Leatherby, King and White. Mr. Tyson no longer participates in the life insurance portion of the SERP because previous amounts accrued by him were monetized and are being paid in connection with him becoming a non-executive officer in fiscal year 2008, and Mr. Tyson is currently receiving the benefits. Additional information about our SERP is included in the narrative text following the table titled "Pension Benefits" in this Proxy Statement.

Retirement Plans. We also provide the following qualified and nonqualified plans to the NEOs:

•	Employee Stock Purchase Plan;

•	Retirement Savings Plan;

•	Executive Savings Plan; and

•	Executive Long-Term Disability Plan.
The Employee Stock Purchase Plan is a nonqualified benefit plan available to all NEOs and to most employees (some bargaining units do not participate). The purpose of the plan is to offer employees who participate a way to purchase our Class A Common Stock on terms better than those available to a typical investor. Participants are eligible to participate on the first day of the month following three months of service and can contribute (on an after tax basis) up to 20% of base pay to this plan per pay period. After one year of service the Company will match 25% of the first 10% of base pay contributed. The plan provides for 100% immediate vesting.
The Retirement Savings Plan is a qualified benefit plan (401(k)) available to all NEOs and to most employees (some bargaining units do not participate). The plan allows employees who participate to save money for retirement while deferring income taxes on the amount saved and any earnings on those amounts until the funds are withdrawn. Participants may elect how their accounts are invested from a number of investment options. Participants are eligible to participate on the first day of the month following three months of service and can contribute from 2% to 60% of base pay to this plan per pay period, subject to IRS annual limits on contributions and compensation. After one year of service the Company will match 100% of the first 3% of base pay contributed, plus 50% of the next 2% contributed. This plan provides for 100% immediate vesting.
The Executive Savings Plan is a nonqualified deferred compensation plan available to the NEOs and other highly compensated employees of the Company. The plan is available for those who wish to defer additional dollars over and above the IRS limits for qualified plans. After reaching the annual IRS limits in the Retirement Savings Plan, participants can begin deferring up to 60% of base pay into this plan. Participants can also defer up to 100% of the annual performance incentive payment to this plan. All deferrals and payout elections to this plan must be elected by December 31 of the year prior to the deferral year. This plan provides Company matching contributions in the same manner and amount as the Retirement Savings Plan not otherwise matched under the Retirement Savings Plan. Participants may elect how their accounts are invested from the investment options available under the Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two percentage points. This plan provides for 100% immediate vesting. Additional information on the Executive Savings Plan can be found in the narrative text following the table titled "Nonqualified Deferred Compensation for Fiscal Year 2013" in this Proxy Statement.
Officers and certain managers of the Company who are party to a written employment contract (including the NEOs) participate in the Executive Long-Term Disability Plan. This plan replaces (tax free) up to 60% of "insured earnings" to a maximum benefit of $25,000 per month. "Insured Earnings" include salary, annual performance incentive payment and a portion of the current estimated value of restricted stock and stock options. The value of the premiums paid by the Company, plus estimated income taxes thereon, are included in the participant's taxable income.
Welfare Plans. Our NEOs and other executives participate in our broad-based employee welfare plans, including medical, dental, vision and insurance. These plans and benefits are available to all salaried employees. In addition, contracted officers and managers, including our NEOs, have an additional health insurance benefit known as the Executive Medical Reimbursement Plan ("EMRP"). The EMRP reimburses contracted officers and certain contracted managers of the Company (including the NEOs) and their covered dependents up to 100% of medical, prescription drug, dental and vision expenses not covered by Company plans. The benefits eligible to be reimbursed include only those expenses allowable as tax deductions for the Company under tax regulations existing at the time of reimbursement. Benefits through this plan are limited to annual maximums which vary based on position with the Company ($30,000 for each NEO). Each participant is charged a supplemental premium for this benefit.
Perquisites
Pursuant to the employment contracts with the NEOs, we provide certain perquisites that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Company pays any taxes owed by the NEOs on certain of these perquisites. The value of these perquisites and the estimated income taxes thereon are imputed as income to the executive. The Compensation Committee believes that these personal benefits provide executives with benefits comparable to those they would receive at other companies within our peer groups and are necessary for us to remain competitive in the marketplace for executive talent. The Compensation Committee reviews the perquisites on a periodic basis to ensure that they are appropriate in light of the Company's total compensation program and market practice. For the last completed fiscal year, Messrs. Tyson, Smith and Lochner were permitted by their employment contracts to personal use of Company-owned aircraft (subject to certain contractual limits), and all NEOs were provided access to event tickets. For fiscal year 2013, Mr. Tyson received the following additional perquisites under the terms of his employment contracts:

•	use of, and the payment of all reasonable expenses for, an automobile;

•	up to 1,500 hours per year in security services (which the Company estimates will cost $40 per hour); and

•	reimbursement for the annual premium payment on a $7,500,000 life insurance policy.
The attributed costs of the perquisites described above for the NEOs for fiscal year 2013 are included in the "All Other Compensation" column of the "Summary Compensation Table for Fiscal Years 2013, 2012, and 2011" in this Proxy Statement.
Employment Contracts
The Company maintained employment contracts with each NEO during fiscal year 2013. A summary description of these contracts is provided below.
John Tyson. The Company and Mr. Tyson entered into an employment contract on November 25, 2012, which provided for, among other things, an annual base salary of not less than $850,000, participation in the Company's annual performance incentive payment programs on terms and in amounts as determined by the Compensation Committee, eligibility for equity awards under the Company's equity incentive plans on terms and in amounts as determined by the Compensation Committee, and participation in the Company's benefit plans. Mr. Tyson's annual payments of $175,196 (including a tax allowance) under the SERP, which began in April 2008, will continue. Additionally, Mr. Tyson is entitled to certain perquisites, including personal use of Company-owned aircraft for up to 200 hours per year, personal security consistent with past practice (the expense for which the Company estimates to be $40 per hour) and payment of an annual premium on a $7,500,000 life insurance policy. The Company has also agreed to reimburse Mr. Tyson and gross-up any tax liability incurred by Mr. Tyson from the receipt of any perquisites. The term of the contract is five years.
Prior to November 25, 2012, Mr. Tyson was employed by the Company pursuant to an October 3, 2010 employment contract connected with his role as Chairman of the Board in a non-executive officer capacity. The terms of that contract were similar in scope to his current employment contract, though the base salary was $500,000 and he was not eligible for equity awards. As of November 25, 2012, that contract was terminated.
Donnie Smith. Mr. Smith's November 14, 2012 employment contract provides for, among other things, a base salary of $1,050,000 per year, participation in the Company's annual performance incentive payment programs on terms and in amounts as determined by the Compensation Committee, eligibility for equity awards under the Company's equity incentive plans on terms and in amounts as determined by the Compensation Committee, and participation in the Company's benefit plans. Additionally, Mr. Smith is entitled to personal use of Company-owned aircraft for up to 50 hours per year. The Company has also agreed to reimburse Mr. Smith and gross-up any tax liability incurred by Mr. Smith from his personal use of Company-owned aircraft. The term of the contract is three years.
Prior to November 14, 2012, Mr. Smith was employed by the Company pursuant to a November 19, 2009 employment contract entered into in connection with his promotion to CEO.
All Other NEOs. The employment contracts with Messrs. Leatherby, King, Lochner and White, which are described below in more detail, provided for base salary, and participation in the Company's performance incentive payment programs, equity plans and employee benefit plans. All of these employment contracts were entered into on November 14, 2012.

•
Mr. Leatherby's contract provides for a salary of $566,500. He is eligible for awards under the Company's performance incentive payment programs and equity plans consistent with other employees at his band level, subject to the discretion of the Company's senior management. The term of the contract is indefinite. Prior to November 14, 2012, Mr. Leatherby was compensated pursuant to a June 6, 2008 employment contract with the Company.

•
Mr. King's contract provides for a salary of $548,000. He is eligible for awards under the Company's performance incentive payment programs and equity plans consistent with other employees at his band level, subject to the discretion of the Company's senior management. The term of the contract is indefinite. Prior to November 14, 2012, Mr. King was compensated pursuant to a December 9, 2009 employment contract with the Company.

•
Mr. Lochner's contract provides for a salary of $1,000,000. He is eligible for awards under the Company's performance incentive payment programs and equity plans on terms and in amounts as determined by the CEO. Additionally, Mr. Lochner is entitled to personal use of Company-owned aircraft for up to 50 hours per year during the term of the contract. The Company has also agreed to reimburse Mr. Lochner and gross-up any tax liability incurred by him through his use of Company-owned aircraft. The term of the contract is three years. Prior to November 14, 2012, Mr. Lochner was compensated pursuant to a December 16, 2009 employment contract with the Company.

•
Mr. White's contract provides for a salary of $548,000. He is eligible for awards under the Company's performance incentive payment programs and equity plans consistent with other employees at his band level, subject to the discretion of the Company's senior management. The term of the contract is indefinite. Prior to November 14, 2012, Mr. White was compensated pursuant to a December 21, 2009 employment contract with the Company.

Notwithstanding the term of any employment contract, the Company has the right to terminate the contract at any time upon written notice subject to the obligation, if terminated without cause, to continue to pay base salary for a period specified in the contract and subject to provisions relating to the early vesting of equity-based compensation upon such termination.
Certain Benefits Upon a Change in Control
Employment Contracts. Each employment contract in effect during fiscal year 2013 between the Company and our NEOs provided for certain benefits payable to the NEO following a change in control of the Company. The Compensation Committee believes these benefits are an important part of the total executive compensation program because they protect the Company's interest in the continuity and stability of the executive group. The Compensation Committee also believes that the change in control benefits are necessary to retain and attract highly qualified executives and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition.
Impact of Change in Control on the SERP. No later than thirty days after a change in control of the Company, the grantor trust created under the SERP will be funded with the present value of the higher of (i) the minimum defined benefit or (ii) all accrued benefits for each participant under the SERP. Participants will vest in a benefit equal to the amount calculated under the general provisions of the SERP as of the effective date of the change in control, but without regard to any age or service requirements, if following the change in control the SERP is terminated in a manner that adversely affects a participant or a participant experiences a termination of employment (other than a voluntary resignation without good reason or an involuntary termination for cause). For this purpose, "good reason" means: (i) a substantial adverse change in position, duties, title or responsibilities; (ii) any material reduction in base salary or annual performance incentive opportunity or benefit plan coverages; (iii) any relocation required by the Company to an office or location more than 25 miles from the current location; or (iv) failure by a successor to assume the plan. Payment of the amount calculated as of the effective date of the change in control would begin following termination of employment, regardless of age, on an actuarially adjusted basis.
Executive Life Insurance Program. Following a change in control of the Company, the Company will continue to pay the annual life insurance premiums (plus a tax gross-up based on the withholding rates for supplemental wages) under the Executive Life Insurance Program for active participants on the date of the change in control up to the earlier of termination of employment or age 62.
Severance and change in control information is more particularly described in the sections titled "Potential Payments Upon Termination" and "Potential Payments Upon a Change in Control" in this Proxy Statement.
Tax and Accounting Considerations
Limits on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally prevents public corporations from deducting as a business expense that portion of compensation paid to NEOs that exceeds $1,000,000 unless it qualifies as "performance-based compensation" under Section 162(m). The goal of the Compensation Committee is to comply with the requirements of Section 162(m), to the extent possible, to avoid losing this deduction. However, the Compensation Committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives. For this and other reasons, the Compensation Committee will not necessarily limit executive compensation to the amount deductible under Section 162(m). The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. Compensation paid under the Executive Incentive Plan is intended to be deductible under Section 162(m). Notwithstanding the Executive Incentive Plan, the following amounts of compensation paid during fiscal year 2013 are not expected to qualify for deduction: Mr. Tyson - $357,482, Mr. Smith - $2,445,198, Mr. King - $128,772, and Mr. Lochner - $1,691,415.
Compensation Expense. The Company accounts for equity-based awards by recognizing the compensation expense of the equity award to an employee based on the fair value of the award on the grant date. The Company has determined the fair value of these awards based on the assumptions set forth in Note 14 to our fiscal year 2013 audited financial statements included in our Form 10-K for the fiscal year ended September 28, 2013. Compensation expense of deferred cash awards are based on the amount of the award. The compensation expense for stock options, stock appreciation rights, restricted stock, phantom stock, performance stock and deferred cash is ratably recognized over the vesting period.
Stock Ownership Program
In 2004, the Company adopted stock ownership and holding requirements that require senior officers (which includes the NEOs) to maintain a minimum equity stake in the Company. At the beginning of fiscal year 2013, stock ownership and holding requirements were adopted for directors. These requirements were put into place to strengthen the alignment between the interest of the Company's directors and senior officers and the interests of its shareholders.
The program sets forth the minimum amount of shares of Company stock a director and certain officers must own. These ownership requirements are reviewed and modified, if necessary, by the Company at least annually or after a significant increase or decrease in the share price. Each officer subject to the requirements has five years from the effective date of their current employment contract to achieve the applicable level of ownership. Directors have five years from the later of the 2013 Annual Meeting or his or her initial election as director.
The levels are set at a dollar amount for each band level. Officers that are promoted into new bands will be assigned the appropriate ownership levels based on the new contract and will have five years from the date of their new contract to comply with their new ownership requirements. The CEO and COO's initial ownership levels are five times annual salary and the named NEO's levels are two times annual salary. Directors' ownership levels are four times their annual cash retainer.
Risk Considerations in our Overall Compensation Program
We believe that the Company's compensation program is structured in such a way as to discourage excessive risk-taking. In making this determination, we considered various aspects of our compensation program, including the mix of fixed and performance-based compensation for management and other key employees. The Company's performance-based compensation awards are designed to reward both short- and long-term performance. By linking a portion of total compensation to the Company's long-term performance, we mitigate any short-term risk that could be detrimental to the Company's long-term best interests and the creation of shareholder value. Another aspect we considered is our practice of increasing an individual's equity-based, performance compensation as a percentage of his or her total compensation as his or her responsibility and ability to affect the financial results of the Company increases. Such equity-based performance awards are subject to multi-year vesting periods and derive their value from the Company's total performance, which we believe further encourages decision-making that is in the long-term best interests of the Company and its shareholders. Finally, we considered our stock ownership guidelines for executive officers and directors, who we believe can have the greatest internal influence on the financial performance of the Company. These stock ownership guidelines are designed to strengthen the alignment between the interests of our Board and executive officers and the Company's shareholders. We believe these guidelines discourage any risk-taking that could be detrimental to the long-term interests of the Company, its performance, or our stock price. In conclusion, we believe that the Company's compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
We, the Compensation and Leadership Development Committee of the Board of Directors of Tyson Foods, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Tyson Foods, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 28, 2013.
Compensation and Leadership Development Committee of the Board of Directors
Brad T. Sauer, Chairman
Gaurdie E. Banister Jr.
Kevin M. McNamara
Robert Thurber (ceased serving on Compensation Committee in November 2013)

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal Years 2013, 2012 and 2011
The table below summarizes the compensation for our NEOs during fiscal years 2013, 2012 and 2011.

Name and Principal Position	Year	Salary($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)
John Tyson, Chairman of the Board	2013	804,000	0	1,490,668	1,034,264	3,009,654	0	1,659,766	7,998,352
	2012	500,000	0	0	0	1,348,200	928,699	1,440,535	4,217,434
	2011	500,000	1,582,500	0	0	0	0	1,251,968	3,334,468

Donnie Smith, President and Chief Executive Officer	2013	1,041,231	0	2,385,069	1,654,436	3,717,808	654,848	418,310	9,871,702
	2012	900,000	0	0	2,796,000	2,499,562	1,275,854	373,263	7,844,679
	2011	900,000	0	0	2,476,000	2,969,298	1,038,481	288,975	7,672,754

Dennis Leatherby, Executive Vice President and Chief Financial Officer	2013	571,729	0	655,894	454,664	1,470,954	242,173	168,498	3,563,912
	2012	554,442	0	77,454	279,600	964,296	560,702	142,023	2,578,517
	2011	550,000	0	77,491	247,600	1,215,214	422,506	143,295	2,656,106

Donnie King, President of Prepared Foods, Customer and Consumer Solutions	2013	596,538	0	691,670	479,780	1,557,938	176,816	85,792	3,588,534
	2012	534,846	0	0	822,583	1,083,593	534,879	71,677	3,047,578
	2011	530,000	0	0	728,439	1,256,152	449,245	69,546	3,033,382

James V. Lochner, Chief Operating Officer	2013	1,000,246	0	1,788,802	1,240,988	3,540,769	1,096,044	472,213	9,139,062
	2012	907,269	0	0	2,271,750	2,405,565	1,691,135	525,701	7,801,420
	2011	900,000	0	0	2,011,750	2,969,298	1,427,805	374,457	7,683,310

Noel White, President of Poultry	2013	553,058	0	691,670	479,780	1,422,917	251,158	151,802	3,550,385
	2012	534,846	0	0	822,583	1,026,086	681,266	154,936	3,219,717
	2011	530,000	230,000	100,000	728,439	1,458,277	543,280	177,504	3,767,500

_______________________________

(1)
The amounts included in these columns are the aggregate grant date fair values for stock and option awards granted in the fiscal year shown, computed in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board's Accounting Standards Codification Topic 718. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2013. Our NEOs do not realize the value of equity-based awards until the awards vest. The actual value that an NEO will realize from these awards is determined by the Company's future performance and may be higher or lower than the amounts indicated in the table, which represent the full grant date fair value of such awards. The grant date fair values of the restricted stock with performance criteria are based on the maximum outcome of those awards as of the grant date, which is the probable payout of such awards based on what we have determined, in accordance with the stock-based compensation accounting rules, to be the probable levels of achievement of the performance goals related to those awards. The resulting number of shares of restricted stock with performance criteria that vest, if any, depends on whether we achieve the specified level of performance with respect to the performance measure tied to these awards. Descriptions of these awards are provided in the subsection titled "Elements of Compensation—Equity-Based Compensation—Restricted Stock with Performance Criteria" in the section titled "Compensation Discussion and Analysis" in this Proxy Statement.

(2)
The grant date fair values of performance stock awards are reported in the table above at the probable payout, which is less than the maximum possible. The table below shows the grant date fair values of the performance stock awards granted to each NEO during fiscal year 2013 at the probable payout and the maximum payout that would result if certain performance goals are achieved. The grant date fair values for the performance stock awards are computed in accordance with the rules described in footnote (1) above. Descriptions of these awards are provided in the subsection titled "Elements of

Compensation—Equity-Based Compensation—Performance Stock" in the section titled "Compensation Discussion and Analysis" in this Proxy Statement.

Name	Grant Date Fair Value of Performance Stock Awards (Probable Payout) ($)	Grant Date Fair Value of Performance Stock Awards (Maximum Payout) ($)
John Tyson	865,668	2,000,000
Donnie Smith	1,385,069	3,200,000
Dennis Leatherby	380,894	880,000
Donnie King	401,670	928,000
James V. Lochner	1,038,802	2,400,000
Noel White	401,670	928,000

(3)
Amounts reflected in this column are cash payments made to NEOs pursuant to the Executive Incentive Plan. For a more detailed discussion, see the subsection titled "Elements of Compensation—Annual Performance Incentive Payments" under the "Compensation Discussion and Analysis" section of this Proxy Statement.

(4)
The amounts reflected in this column include above market earnings for fiscal years 2013, 2012 and 2011, respectively, on nonqualified deferred compensation as follows: Mr. Tyson - $0, $0 and $0; Mr. Smith - $46,318, $35,905 and $5,144; Mr. Leatherby - $16,906, $13,174 and $2,473; Mr. King - $101, $88 and $22; Mr. Lochner - $114,132, $98,482 and $23,726; and Mr. White - $31,042, $24,879 and $4,522. The amounts reflected in this column also include the change in pension values for fiscal years 2013, 2012 and 2011, respectively, as follows: Mr. Tyson - $0, $928,699 and $0; Mr. Smith - $608,530, $1,239,949 and $1,033,337; Mr. Leatherby - $225,267, $547,528 and $420,033; Mr. King - $176,715, $534,791 and $449,223; Mr. Lochner - $981,912, $1,592,653 and $1,404,079; and Mr. White - $220,116, $656,387 and $538,758. For the assumptions used to determine the change in the pension value, see the table titled "SERP Assumptions" in this Proxy Statement.

(5)	The amounts reflected in this column represent the sum of all other compensation and perquisites received by the NEOs from the Company in fiscal years 2013, 2012 and 2011.

Name	Year	Reimbursement of Taxes ($)	Executive Life Insurance Premiums ($)	Company Contribution under the Employee Stock Purchase Plan ($)	Company Contribution under the Executive Savings Plan ($)(a)	Company Contribution under the Retirement Savings Plan ($)	Perquisites ($)(b)
John Tyson	2013	210,684	0	0	141,191	10,200	1,297,691	(c)
	2012	188,507	0	0	62,390	10,000	1,179,638
	2011	157,455	0	0	72,931	10,369	1,011,213
Donnie Smith	2013	81,131	46,484	26,031	179,603	10,200	74,861	(d)
	2012	60,476	54,923	22,500	123,213	10,000	102,151
	2011	43,738	44,508	22,500	144,972	9,800	23,457
Dennis Leatherby	2013	33,058	30,080	14,293	71,455	10,200	*
	2012	25,978	33,310	13,861	49,006	10,000	*
	2011	21,124	26,993	13,750	60,809	9,800	10,819
Donnie King	2013	31,939	26,753	7,457	1,627	8,354	*
	2012	21,950	27,870	6,686	0	5,000	10,171
	2011	21,567	22,585	6,625	0	4,900	13,869
James V. Lochner	2013	91,214	66,984	22,506	171,124	10,200	110,185	(e)
	2012	106,105	79,116	20,414	119,661	10,000	190,405
	2011	71,329	64,113	20,250	144,972	9,800	63,993
Noel White	2013	22,052	27,044	13,826	68,789	10,200	*
	2012	26,310	44,961	13,371	50,750	10,000	*
	2011	27,368	44,961	13,250	69,732	9,800	12,393
_______________________________

*	Indicates value less than $10,000.

(a)
Included in these amounts are matching contributions to the applicable NEOs pursuant to the Executive Savings Plan subsequent to the end of the fiscal years 2013, 2012 and 2011, though attributable to performance in the immediately prior fiscal year, as follows: Mr. Tyson - $120,386, $53,928 and $63,300; Mr. Smith - $148,712, $99,982 and $118,772; Mr. Leatherby - $58,838, $38,572 and $48,609; Mr. King - $0, $0 and $0; Mr. Lochner - $141,631, $96,223 and $118,772; and Mr. White - $56,917, $41,043 and $58,332 (a description of the Executive Savings Plan is provided under the heading "Financial, Retirement and Welfare Benefit Plans" in "Compensation Discussion and Analysis" of this Proxy Statement, as well as following the table titled "Nonqualified Deferred Compensation for Fiscal Year 2013" under the heading "Executive Savings Plan").

(b)
The amounts in this column include premiums paid by the Company for a long-term disability insurance policy and the EMRP for each NEO. The values expressed for personal use of Company-owned aircraft are based on the aggregate incremental cost to the Company using a method that accounts for fuel, maintenance, landing fees, other associated travel costs and charter fees. Messrs. Tyson's, Smith's and Lochner's personal use of Company-owned aircraft is permitted under their respective employment contracts; moreover, such use must comply with the Company's then existing aircraft policy and not interfere with the Company's use of the aircraft. The values of all perquisites are based on the incremental aggregate cost to the Company and are individually quantified only if they exceed the greater of $25,000 or 10% of the total amount of perquisites for such NEO.

(c)
This amount includes $1,034,505 for personal use of Company-owned aircraft, $175,196 for a SERP payment, and $58,897 for a life insurance premium. This also includes amounts for automobile allowance, personal security and event tickets.

(d)	This amount includes $65,249 for personal use of Company-owned aircraft and an amount for event tickets.

(e)	This amount includes $99,876 for personal use of Company-owned aircraft and an amount for event tickets.

Grants of Plan-Based Awards During Fiscal Year 2013
The table below provides information on stock options and equity and cash-based performance awards granted to each of the Company's NEOs during fiscal year 2013.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Tyson	11/26/2012	11/14/2012	787,950	1,575,900	10,000,000
	11/26/2012	11/25/2012				25,826	51,652	103,305			865,668
	11/26/2012	11/25/2012					32,283				625,000
	11/26/2012	11/25/2012							160,600	19.36	1,034,264
Donnie Smith	11/26/2012	11/14/2012	973,350	1,946,700	10,000,000
	11/26/2012	11/14/2012				41,322	82,644	165,289			1,385,069
	11/26/2012	11/14/2012					51,562				1,000,000
	11/26/2012	11/14/2012							256,900	19.36	1,654,436
Dennis Leatherby	11/26/2012	11/14/2012	385,107	770,213	10,000,000
	11/26/2012	11/14/2012				11,363	22,727	45,454			380,894
	11/26/2012	11/14/2012					14,204				275,000
	11/26/2012	11/14/2012							70,600	19.36	454,664
Donnie King	11/26/2012	11/14/2012	407,880	815,760	10,000,000
	11/26/2012	11/14/2012				11,983	23,966	47,933			401,670
	11/26/2012	11/14/2012					14,979				290,000
	11/26/2012	11/14/2012							74,500	19.36	479,780
James V. Lochner	11/26/2012	11/14/2012	927,000	1,854,000	10,000,000
	11/26/2012	11/14/2012				30,991	61,983	123,966			1,038,802
	11/26/2012	11/14/2012					38,739				750,000
	11/26/2012	11/14/2012							192,700	19.36	1,240,988
Noel White	11/26/2012	11/14/2012	372,530	745,061	10,000,000
	11/26/2012	11/14/2012				11,983	23,966	47,933			401,670
	11/26/2012	11/14/2012					14,979				290,000
	11/26/2012	11/14/2012							74,500	19.36	479,780
_______________________________

(1)
The amounts in these columns represented the threshold, target and maximum amounts payable for performance in fiscal year 2013 under the Executive Incentive Plan. The amounts paid to each NEO pursuant to this plan for fiscal year 2013 are set forth in column titled "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table for Fiscal Years 2013, 2012 and 2011" in this Proxy Statement. For more detailed information on the Executive Incentive Plan and potential payments thereunder, see the discussion and tables in the subsection titled "Elements of Compensation—Annual Performance Incentive Payments" in the section titled "Compensation Discussion and Analysis" in this Proxy Statement.

(2)
The amounts in these columns represent (a) the threshold, target and maximum amount of shares of performance stock which would be awarded upon the achievement of specified performance criteria, and (b) the amount of shares of restricted stock with performance criteria which would be awarded upon the achievement of a specified performance criterion. For a more detailed discussion, see the subsections titled "Elements of Compensation—Equity-Based Compensation—Performance Stock" and "Elements of Compensation—Equity-Based Compensation—Restricted Stock with Performance Criteria" in the section titled "Compensation Discussion and Analysis" in this Proxy Statement.

(3)	The amounts in this column represent nonqualified stock options that expire on November 26, 2022.

(4)	Pursuant to the terms of the Stock Incentive Plan, the exercise price for these options is the closing price of our Class A Common Stock on the grant date.

(5)
For a description of the methodology used to determine the grant date fair value of stock and option awards, see footnote 1 of the "Summary Compensation Table for Fiscal Years 2013, 2012 and 2011" in this Proxy Statement.

Description of Plan-Based Awards
The equity awards reported in the "Grants of Plan-Based Awards During Fiscal Year 2013" table were granted under the Stock Incentive Plan. The non-equity awards were granted under the Executive Incentive Plan. Material terms of these plans and more information on plan-based awards are described in the subsection titled "Elements of Compensation" under the "Compensation Discussion and Analysis" section of this Proxy Statement.

Outstanding Equity Awards at 2013 Fiscal Year-End

The table below provides information on the stock option, restricted stock and performance stock awards held by each of the Company's NEOs as of September 28, 2013.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John Tyson	9/29/2004	500,000	0		15.96	9/29/2014
	11/16/2005	500,000	0		16.35	11/16/2015
	11/17/2006	500,000	0		15.37	11/17/2016
	11/26/2012						32,283	(2)	923,294
	11/26/2012						25,826	(3)	738,624
	11/26/2012	0	160,600	(4)	19.36	11/26/2022

Donnie Smith	11/16/2005	10,000	0		16.35	11/16/2015
	11/17/2006	20,000	0		15.37	11/17/2016
	11/16/2007	40,000	0		15.06	11/16/2017
	11/14/2008	32,000	8,000	(5)	4.90	11/14/2018
	11/30/2009	117,680	0		12.02	11/30/2019
	2/11/2010	282,320	0		15.96	2/11/2020
	11/29/2010	266,667	133,333	(6)	16.19	11/29/2020
	11/28/2011	133,334	266,666	(7)	19.63	11/28/2021
	11/26/2012						51,652	(2)	1,477,247
	11/26/2012						41,322	(3)	1,181,809
	11/26/2012	0	256,900	(4)	19.36	11/26/2022

Dennis Leatherby	11/16/2005	8,000	0		16.35	11/16/2015
	11/17/2006	8,000	0		15.37	11/17/2016
	11/16/2007	8,000	0		15.06	11/16/2017
	11/14/2008	32,000	8,000	(5)	4.90	11/14/2018
	11/30/2009	40,000	0		12.02	11/13/2019
	10/04/2010						11,531	(8)	329,787
	11/29/2010	26,667	13,333	(6)	16.19	11/29/2020
	10/03/2011						4,320	(9)	123,552
	11/28/2011	13,334	26,666	(7)	19.63	11/28/2021
	11/26/2012						14,204	(2)	406,234
	11/26/2012						11,363	(3)	324,982
	11/26/2012	0	70,600	(4)	19.36	11/26/2022

Donnie King	11/16/2007	30,000	0		15.06	11/16/2017
	11/14/2008	32,000	8,000	(5)	4.90	11/14/2018
	11/30/2009	40,000	0		12.02	11/30/2019
	11/29/2010	78,454	39,226	(6)	16.19	11/29/2020
	11/28/2011	39,227	78,453	(7)	19.63	11/28/2021
	11/26/2012						14,979	(2)	428,399
	11/26/2012						11,983	(3)	342,714
	11/26/2012	0	74,500	(4)	19.36	11/26/2022

James V. Lochner	11/14/2008	0	10,000	(5)	4.90	11/14/2018
	11/29/2010	0	108,333	(6)	16.19	11/29/2020
	11/28/2011	0	216,666	(7)	19.63	11/28/2021
	11/26/2012						38,739	(2) (10)	1,107,935
	11/26/2012						30,991	(3)	886,343
	11/26/2012	0	192,700	(4)	19.36	11/26/2022

Noel White	11/14/2008	0	8,000	(5)	4.90	11/14/2018
	11/29/2010	3,454	39,226	(6)	16.19	11/29/2020
	11/28/2011	39,227	78,453	(7)	19.63	11/28/2021
	11/26/2012						14,979	(2)	428,399
	11/26/2012						11,983	(3)	342,714
	11/26/2012	0	74,500	(4)	19.36	11/26/2022
_______________________________
The footnotes below are applicable to more than one NEO where noted.

(1)	The amounts listed in this column reflect a share price of $28.60, the closing price of our shares on the NYSE on September 27, 2013, the last trading day of our 2013 fiscal year.

(2)
This represents an award of restricted stock with performance criteria that vests on the fourth business day following the issuance of the Company's Annual Report on Form 10-K for the 2015 fiscal year subject to the satisfaction of the applicable performance criterion.

(3)
This represents an award of performance stock that vests on the fourth business day following the issuance of the Company's Annual Report on Form 10-K for the 2015 fiscal year subject to the satisfaction of the applicable performance criteria. Per instructions for this table, the number of shares reported is based on the threshold performance goals.

(4)
One-third of these options vested and became exercisable on November 26, 2013. One-half of the remaining options are scheduled to vest and become exercisable on November 26, 2014 and the remaining options are scheduled to vest and become exercisable on November 26, 2015.

(5)These options vested and became exercisable on November 14, 2013.

(6)	These options vested and became exercisable on November 29, 2013.

(7)	One-half of these options vested and became exercisable on November 28, 2013, and the remaining options are scheduled to vest and become exercisable November 28, 2014.

(8)	Based on the satisfaction of applicable performance criteria, these shares vested on October 1, 2013 in the amount reported.

(9)
This represents an award of performance stock that vests on the second business day following the end of the 2014 fiscal year subject to the satisfaction of the applicable performance criteria. Per instructions for this table, the number of shares reported is based on achieving the threshold performance goals.

(10)	These shares were canceled on November 22, 2013.

Option Exercises and Stock Vested During Fiscal Year 2013
The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal year 2013 by each of the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting ($)
John Tyson	1,000,000	12,481,200	0		0
Donnie Smith	8,784	147,400	119,382	(1)	2,311,251	(2)
Dennis Leatherby	14,000	113,851	6,087	(3)	100,690	(4)
			34,362	(1)	665,266	(2)
Donnie King	40,000	624,473	10,146	(3)	167,817	(4)
			24,398	(1)	472,358	(2)
James V. Lochner	895,001	12,801,721	77,598	(1)	1,502,313	(2)
Noel White	275,400	3,172,347	27,563	(1)	533,623	(2)
_______________________________
(1)These amounts represent previously awarded restricted stock that vested on November 26, 2012.

(2)	These amounts are based on our stock price of $19.36 on November 26, 2012, which was the vesting date, plus an additional amount paid to the recipient for a fractional share.
(3)These amounts represent previously awarded performance stock that vested on October 2, 2012.

(4)	These amounts are based on our stock price of $16.54 on October 2, 2012, which was the vesting date, plus an additional amount paid to the recipient for a fractional share.
Pension Benefits
Pension benefits are available to our NEOs under the SERP. The SERP is a nonqualified deferred compensation plan providing life insurance protection to executive officers during employment and a cash benefit at retirement. Contributions to the SERP are made entirely by the Company. Retirement benefits under the SERP are paid out of a trust established by the Company in the form of a lifetime annuity. Such benefits are equal to one percent of a participant's final average annual compensation multiplied by his or her years of creditable service. "Compensation" for purposes of this calculation includes cash compensation (salary plus non-equity performance incentive plan compensation) paid during the most recently completed calendar year. "Final average annual compensation" is the average of the cash compensation received by a participant during his or her last five completed calendar years of service. "Creditable Service" is the number of years and months that the NEO has been a contracted officer beginning January 1, 2004, subject to certain grandfathering and band level criteria. Officers prior to 2002 receive an additional one percent of their final five year average annual compensation multiplied by their final five years of creditable service. The normal retirement age under the SERP is 62, but participants may receive a benefit prior thereto, or in certain cases forfeit benefits, as further explained in the subsection titled "Elements of Compensation—Financial, Retirement and Welfare Benefit Plans" under the "Compensation Discussion and Analysis" section of this Proxy Statement. The Company does not sponsor a tax-qualified pension plan that covers NEOs.
The following table shows the years of creditable service for benefit accrual purposes and the present value of the accrued benefits for each of the NEOs under the SERP as of September 28, 2013.

Name	Plan Name	Numbers of Years of Creditable Service(#)(1)	Present Value of Accumulated Benefit($)(2)	Payments During Last Fiscal Year($)
John Tyson	Tyson Foods, Inc. SERP	10.50	3,142,506	175,196
Donnie Smith	Tyson Foods, Inc. SERP	14.75	3,400,956	0
Dennis Leatherby	Tyson Foods, Inc. SERP	14.75	1,634,730	0
Donnie King	Tyson Foods, Inc. SERP	14.75	1,514,165	0
James V. Lochner	Tyson Foods, Inc. SERP	14.75	4,983,847	0
Noel White	Tyson Foods, Inc. SERP	14.75	1,894,901	0
_______________________________

(1)
The plan considers only creditable service, as more fully described above. The NEOs' actual years of service are as follows: Mr. Tyson - 41 years, Mr. Smith - 32 years, Mr. Leatherby - 23 years, Mr. King - 31 years, Mr. Lochner - 30 years and Mr. White - 30 years.

(2)	The present value of these benefits is based on the following assumptions:
SERP Assumptions

	As of September 29, 2012	As of September 28, 2013
Discount Rate	4.23%	5.09%
Mortality Table for Annuities	2012 projected, static, combined tables for males and females as published in IRS Notice 2008-85	2013 projected, static, combined tables for males and females as published in IRS Notice 2008-85
The following table shows the estimated annual single life annuity payable from the plan upon retirement at age 62, based on the specific compensation and years of service classifications indicated below.
SERP Estimates

Average Cash Compensation	Years of Service
	15	20	25	30	35
$500,000	$75,000	$100,000	$125,000	$150,000	$175,000
$750,000	$112,500	$150,000	$187,500	$225,000	$262,500
$1,000,000	$150,000	$200,000	$250,000	$300,000	$350,000
$1,500,000	$225,000	$300,000	$375,000	$450,000	$525,000
$2,000,000	$300,000	$400,000	$500,000	$600,000	$700,000
$3,000,000	$450,000	$600,000	$750,000	$900,000	$1,050,000
$5,000,000	$750,000	$1,000,000	$1,250,000	$1,500,000	$1,750,000

Nonqualified Deferred Compensation for Fiscal Year 2013
The table below provides information on benefits available to the NEOs for fiscal year 2013 under the Executive Savings Plan, the Retirement Income Plan and the IBP Share Grant Program.

Name	Plan(1)	Executive Contributions in Last Fiscal Year ($)(2)	Company Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(5)(6)
John Tyson	Executive Savings Plan	177,606	141,191	745,773	0	4,373,342
Donnie Smith	Executive Savings Plan	313,344	179,603	117,532	0	2,860,450
Dennis Leatherby	Executive Savings Plan	106,753	71,455	42,916	0	1,032,667
Donnie King	Executive Savings Plan	0	1,627	435	0	14,695
James V. Lochner	Executive Savings Plan	215,512	171,124	64,945	0	1,698,453
	Retirement Income Plan	0	0	220,095	0	4,424,187
	IBP Share Grant Program	0	0	4,020	0	81,023
Noel White	Executive Savings Plan	174,413	68,789	52,278	0	1,295,398
	Retirement Income Plan	0	0	26,391	0	530,505
_______________________________

(1)
As further detailed in the narrative below, all NEOs may participate in the Executive Savings Plan. As previous executives of IBP, inc. ("IBP"), Messrs. Lochner and White also have account balances in the Company's Retirement Income Plan, a deferred compensation plan previously maintained by IBP as further described below. In addition, Mr. Lochner has an account balance in the IBP Share Grant Program, a plan previously maintained by IBP which has not had additional contributions since the acquisition of IBP by the Company in 2001.

(2)
Amounts in this column are included in the "Salary" and/or "Non-Equity Incentive Plan Compensation" columns of the "Summary Compensation Table for Fiscal Years 2013, 2012 and 2011" in this Proxy Statement. The amounts in this column include post-fiscal year 2013 contributions made from the NEOs' non-equity incentive plan compensation attributable to fiscal year 2013 performance as follows: Mr. Tyson ($150,483); Mr. Smith ($260,247); Mr. Leatherby ($73,548); Mr. Lochner ($177,038); and Mr. White ($142,292).

(3)
The amounts reflected in this column include post-fiscal year 2013 matching contributions to the applicable NEOs pursuant to the Executive Savings Plan attributable to fiscal year 2013 performance as reported in footnote 5 to the "Summary Compensation Table for Fiscal Years 2013, 2012 and 2011" in this Proxy Statement. A description of the Executive Savings Plan is provided in the subsection titled "Financial, Retirement and Welfare Benefit Plans" in the "Compensation Discussion and Analysis" section of this Proxy Statement, as well as below under the heading "Executive Savings Plan".

(4)	The above-market portion of these earnings is reported in footnote 4 to the "Summary Compensation Table for Fiscal Years 2013, 2012 and 2011" in this Proxy Statement.

(5)	The amounts in this column include post-fiscal year 2013 executive contributions and Company matching contributions as described in footnotes (2) and (3) above.

(6)
In addition to the amounts described in footnotes (2), (3) and (4) above, the amount shown in this column includes the following amounts reported as compensation for each of the NEOs in the Company's Summary Compensation Tables in the previous years:

Name	Amount ($)
John Tyson	228,311
Donnie Smith	1,516,752
Dennis Leatherby	456,890
Donnie King	121
James V. Lochner	1,201,886
Noel White	523,300
Executive Savings Plan
The Company sponsors the Executive Savings Plan which is available to NEOs and other highly compensated employees of the Company and is intended to provide participants the opportunity to defer up to 60% of their salaries and 100% of cash performance incentive payments in excess of the limits of the Internal Revenue Code imposed on the Retirement Savings Plan (the qualified 401(k) plan). Participants must elect to defer their compensation for a year in the year prior to performing services, and deferral elections are generally irrevocable. The Executive Savings Plan also provides a matching contribution by the Company equal to 100% of the first 3% of base pay contributed, plus 50% of the next 2% contributed which is not otherwise matched under the Company's Retirement Savings Plan. Performance incentive payment deferrals are also matched at the same rates. Participants' accounts under the Executive Savings Plan are adjusted for investment gains or losses. Participants may elect how their accounts are invested from the investment options available under the Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two hundred basis points.
For amounts deferred to the Executive Savings Plan on or after January 1, 2005, and any earnings, gains or losses thereon, the following distribution rules apply. Participants must elect the amount of their deferrals and the time and form of their distributions prior to the year their salaries and performance incentive payments to be deferred are earned. Participants may elect to receive distributions in January following termination of employment, in January of a specified calendar year as elected by the participant, or a combination of the foregoing. Participants may apply for an earlier distribution on account of an extraordinary and unforeseeable event. Participants may elect the form of their distributions in either a lump sum payment or annual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant's account will be distributed in a lump sum if it does not exceed the maximum annual contribution limit under the Retirement Savings Plan following termination of employment. Changes are permitted to these elections only in accordance with limited rules of the plan. Certain key employees may be required to delay a distribution payable at termination of employment for six months as required by law. Notwithstanding a participant's distribution election, if a participant dies prior to distribution of the account, the account will be paid to the participant's designated beneficiary beginning in January of the year following the participant's death in five annual installments or in a lump sum in January of the year following the participant's death if the value of the account does not exceed the maximum annual contribution limit under the Retirement Savings Plan at the time of distribution. If a participant dies after distributions have begun to the participant, the participant's designated beneficiary receives payment in accordance with the participant's distribution election. For account balances prior to January 1, 2005 and earnings, gains and losses thereon, the distribution rules described in the section below titled "Retirement Income Plan" apply.
Any assets reserved for Company payments under the Executive Savings Plan remain subject to the claims of our creditors. Benefits are currently paid from a grantor trust originally established to pay benefits under the Retirement Income Plan. Assets from this grantor trust can be used to pay benefits under the Executive Savings Plan only if there are sufficient assets remaining in the trust after any such payment to satisfy all benefit obligations under the Retirement Income Plan. The Company currently provides funding for this grantor trust on an ongoing basis.

Retirement Income Plan
The Company maintains the Retirement Income Plan, which is a nonqualified deferred compensation plan originally maintained by IBP. The Retirement Income Plan is currently frozen, meaning that no further contributions are permitted to be made. Prior to being frozen, certain employees of IBP could defer their compensation to the Retirement Income Plan and receive matching contributions on their deferrals in excess of limits imposed on qualified plans under the Internal Revenue Code. Accounts under the Retirement Income Plan continue to realize gain or loss. Participants may elect how their accounts are invested from the investment options available under the Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two percentage points. The Retirement Income Plan will terminate after all distributions from the plan have been made.
A participant is eligible for a distribution from the Retirement Income Plan at termination or, if the participant elects, while in-service or on account of a hardship. In-service distributions requested by June 30 are paid in January of the year following the request. Distributions requested on account of hardship may be requested at any time and distributed when approved by the plan's administrative committee. Distributions are made in the form elected by the participant from a lump sum payment or annual or biannual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant's account will be distributed in a lump sum if it does not exceed $50,000 at the time of distribution following termination of employment. If a participant dies prior to distribution of the account, the account will be paid to the participant's designated beneficiary in ten annual installments following the later of the year the participant dies or would have attained age 62, in a lump sum if the value of the account does not exceed $50,000 at the time of distribution or as the beneficiary elects from the distribution options available to the participant. If a participant dies after distributions have begun to the participant, the participant's designated beneficiary receives payment in accordance with the participant's distribution election.
The assets of the Retirement Income Plan, including NEOs' deferrals, are subject to the claims of our creditors and benefits are paid from a trust we established to secure our obligations under the plan.
Supplemental Executive Retirement and Life Insurance Premium Plan
The SERP is a nonqualified deferred compensation plan. Information on this plan is set forth above in the section titled "Pension Benefits for Fiscal Year 2013" in this Proxy Statement.
Potential Payments Upon Termination
In fiscal year 2013, the Compensation Committee adopted a severance program for officers, including the NEOs other than Messrs. Tyson, Smith and Lochner. The severance terms for Messrs. Tyson, Smith and Lochner are reflected in their respective employment contracts. The severance terms for Messrs. Leatherby, King and White are reflected in their respective employment contracts and in the severance program.
In the event the Company terminates the employment of an NEO prior to the expiration of the NEO's respective employment contract term (other than for "cause" or by reason of their death or permanent disability), the Company will continue paying, in the case of Mr. Tyson, his current base salary through the end of the term of his employment contract, in the case of Messrs. Smith and Lochner, such NEO's then current base salary for a period of three years, and, in the case of Messrs. Leatherby, King and White, such NEO's then current base salary for a period of two years. With respect to restricted stock with performance criteria and performance stock awards held by the NEO at the date of termination, the awards will vest on a pro-rata basis determined by taking the total number of days the NEO was employed during the applicable measurement period divided into the total number of days of the same performance measurement period, such vesting to occur only to the extent the performance criteria are satisfied. If an award vests in the future pursuant to satisfaction of performance criteria, such stock will be awarded to the NEO or his estate. With respect to grants of stock options made to any NEO prior to 2009, such options vest 100% if, on the date of termination, (a) two years have elapsed and an NEO has reached age 55 and the sum of such NEO's age and years of service with the Company equals or exceeds 70, or (b) three years have elapsed from the date of the option grant. For grants of stock options made to any NEO beginning in 2009 and ending in 2012, such grants will vest 100% at the time of an NEO's termination if at least two years have elapsed since the date of the grant. For grants of stock options made to any NEO beginning in fiscal year 2013, such grants will vest 100% at the time of an NEO's termination.
If the NEO's employment terminates for "cause" he is not entitled to any of the foregoing benefits and will receive only his accrued but unpaid compensation as of the date of his termination. The term "cause" means that the NEO engages in misconduct that results in injury to the Company or is convicted of a job-related felony or misdemeanor.
The NEOs would have been entitled to the following estimated payments and benefits from the Company if a termination occurred on September 28, 2013 under the following circumstances. In addition, NEOs may be eligible for payment of their accounts under the Company's qualified retirement plan, the Employee Stock Purchase Plan and nonqualified plans. For the benefits under these plans, see the sections titled "Compensation Discussion and Analysis," "Pension Benefits" and "Nonqualified Deferred Compensation for Fiscal Year 2013" of this Proxy Statement.

	Tyson				Smith
	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	3,636,692	(1)	0	0	3,244,500	(2)	0	0
Accrued and Unpaid Vacation	0		0	0	83,192		83,192	83,192
Acceleration of vesting of equity-based compensation awards(3)	1,791,709		0	1,791,709	7,102,429		0	7,102,429
Health Insurance(4)	50,738		0	139,483	42,025		0	0
Total	5,479,139		0	1,931,192	10,472,146		83,192	7,185,621

	Leatherby				King
	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	1,166,990	(5)	0	0	1,236,000	(5)	0	0
Accrued and Unpaid Vacation	44,884		44,884	44,884	47,538		47,538	47,538
Acceleration of vesting of equity-based compensation awards(3)	1,382,012		0	1,382,012	2,211,298		0	2,211,298
Health Insurance(4)	32,254		0	0	32,254		0	0
Total	2,626,140		44,884	1,426,896	3,527,090		47,538	2,258,836

	Lochner				White
	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	3,090,000	(2)	0	0	1,128,880	(5)	0	0
Accrued and Unpaid Vacation	79,231		79,231	79,231	43,418		43,418	43,418
Acceleration of vesting of equity-based compensation awards(3)	5,674,767		0	5,674,767	2,211,298		0	2,211,298
Health Insurance(4)	42,025		0	0	32,254		0	0
Total	8,886,023		79,231	5,753,998	3,415,850		43,418	2,254,716
_______________________________

(1)	This amount represents the continued payment of the NEO's base salary for four years and eight weeks, the remaining term of his employment contract.

(2)	This amount represents the continued payment of the NEO's base salary for three years.

(3)
The amounts in this row represent the value of each NEO's unvested stock options, restricted stock with performance criteria and performance stock that are vested on account of a termination, based on our stock price of $28.60 as of the last day of fiscal year 2013. No amount is included for performance stock, though if performance stock vests in the future pursuant to satisfaction of performance criteria, such stock will be awarded to the NEO or his estate.

(4)
With the exception of Mr. Tyson, these amounts represent the premiums to continue the NEO’s coverage under the EMRP and health insurance for the severance period provided in the NEO’s employment contract.  Mr. Tyson’s contract provides that in the case of his disability, he and his spouse are entitled to coverage under the EMRP and health insurance until each of their deaths, and his eligible dependents are entitled to coverage under the EMRP and health insurance until such time as their eligibility has ceased.  In the case of Mr. Tyson’s death, his spouse and eligible dependents are entitled to the same coverage.  For purposes of this table, this amount (a) includes an amount for coverage of his children until each reaches the age of 26, (b) excludes any amount for a spouse, as Mr. Tyson was not married as of September 28, 2013, and (c) excludes any amount for Mr. Tyson, as the period of time for coverage cannot be determined.  As of September 28, 2013, the annual costs for Mr. Tyson under the EMRP and health insurance totaled $12,177.

(5)	These amounts represent continued payment of the NEO's base salary for two years.

Potential Payments Upon a Change in Control
Each employment contract in place between the Company and the NEOs in fiscal year 2013 contained change in control provisions in favor of the NEOs. Each of these contracts provided for the acceleration of vesting of the equity-based compensation awards held by such NEOs upon the occurrence of a change of control of the Company. Under the contracts, "change in control" was defined as any one of the following: (1) the acquisition by any individual or entity of the Company's voting securities where the acquisition caused the individual or entity to own 25% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote in the election of directors; (2) a merger, consolidation, combination or like transaction involving the Company in which the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding capital stock of the Company immediately after the transaction; (3) the sale or transfer by the Company of more than 50% of its assets or by any shareholder or shareholders of the Company of more than 50% of the voting power of the issued and outstanding capital stock of the Company in any one transaction or a series of related transactions occurring within a one year period in which the Company, any corporation controlled by the Company or the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding equity securities of the acquirer immediately after the transaction; (4) a majority of the persons who were members of the Board ceased to be directors within any 12-month period; or (5) the dissolution or liquidation of the Company. However, for the purpose of the acceleration of vesting of equity-based compensation awards, a change of control does not include any event as a result of which one or more of the following persons or entities possessed, immediately after such event, over 50% of the combined voting power of the Company or any successor entity: (i) Tyson Limited Partnership, or any successor entity; (ii) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual (including Don Tyson); or (iii) any entity in which one or more individuals or estates described in the preceding clauses (i) and (ii) possessed over 50% of the combined voting power or beneficial interests of such entity. If such a change of control occurred, any stock options, restricted stock or performance stock that had been previously granted to the executive officer will vest (to the extent not already vested) 60 days after the occurrence of the change of control or upon any earlier date after such change of control if the executive officer is terminated other than for "cause," as defined in the NEO's contract.
Each NEO would have been entitled to the following estimated payments and benefits from the Company or its successor if a change in control occurred on September 28, 2013.

	Tyson	Smith	Leatherby	King	Lochner	White
Acceleration of vesting of equity-based compensation awards(1)	$5,361,761	$12,814,525	$3,719,242	$3,867,781	$9,958,818	$3,867,781
Excise Tax & Gross-Up	$0	$0	$0	$0	$0	$0
Total	$5,361,761	$12,814,525	$3,719,242	$3,867,781	$9,958,818	$3,867,781
_______________________________

(1)
The amounts in this row represent the value of the NEOs' unvested stock options, restricted stock with performance criteria and performance stock that would vest on account of the change in control, based on our stock price of $28.60 as of the last day of fiscal year 2013.

If the Company terminated any NEO following a change in control, the NEO is not entitled to any unique benefit because his termination followed a change in control. Instead, the NEO would receive the termination benefits described above under the section titled "Potential Payments Upon Termination."

DIRECTOR COMPENSATION FOR FISCAL YEAR 2013
The Board adopted a Director Compensation Policy in 2011 which provides that each director who is not an employee of the Company receives (i) an annual retainer of $80,000 (payable in quarterly installments); (ii) a grant of a deferred stock award for shares of Class A Common Stock having a value of $125,000 on the date of election or re-election as a director at the Annual Meeting of Shareholders, which award does not become payable until 180 days after termination of his or her service as a director; and (iii) the option to defer any portion of his or her retainer (which would be credited with interest semi-annually) or to take Class A Common Stock in lieu of the cash retainer. The number of shares received would vary according to the market value of the stock on the payment date of the retainer. In 2013, the Director Compensation Policy was modified to allow a director to elect to have the share award distributed on the date of the grant. Additionally, in fiscal year 2013 the Chairpersons of the Audit Committee and Compensation Committee received an additional $12,500 annual retainer paid in quarterly installments, the Chairpersons of the Governance Committee and the Nominating Committee received an additional $10,000 annual retainer paid in quarterly installments, and the Lead Independent Director received an additional $25,000 annual retainer paid in quarterly installments.
The table below summarizes the total compensation earned or paid by the Company to directors who were not executive officers during fiscal year 2013.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
Kathleen M. Bader	80,000	125,000(3)	0	0	0	0		205,000
Gaurdie E. Banister Jr.	80,000	125,000(3)	0	0	0	0		205,000
Jim Kever	117,500	125,000	0	0	0	0		242,500
Kevin M. McNamara	92,500	125,000	0	0	0	0		217,500
Brad T. Sauer	80,000	125,000(3)	0	0	0	0		205,000
Robert Thurber	90,000	125,000	0	0	0	0		215,000
Barbara A. Tyson	80,000	125,000	0	0	0	19,862	(4)	224,862
Albert C. Zapanta	90,000	125,000	0	0	0	*		215,000
_______________________________

*	Indicates value less than $10,000

(1)
The amounts in this column represent the grant date fair value of these deferred stock awards. The Company has determined the fair value of these awards in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718 and based on the assumptions set forth in Note 14, "Stock-based Compensation" of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 28, 2013. Recipients of these awards are entitled to dividends during the vesting period. These dividends are converted to additional shares and credited to each recipient, who then receives these additional shares upon vesting.

(2)
As of the last day of fiscal year 2013, outstanding deferred stock awards for the directors were as follows: Ms. Bader (6,579); Mr. Banister (6,579); Mr. Kever (52,783); Mr. McNamara (36,788); Mr. Sauer (25,347); Mr. Thurber (22,197); Ms. Tyson (12,092) and Mr. Zapanta (52,783).

(3)
Ms. Bader, Mr. Banister and Mr. Sauer elected to have their stock awards in 2013 distributed on the date of the grant. Ms. Bader, Mr. Banister and Mr. Sauer each received 5,482 shares and $10.40 in payment for a fractional share.

(4)	This amount includes premiums paid by the Company for a health insurance plan and the EMRP.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended September 28, 2013. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions above, the Audit Committee recommended to the Board that the year-end audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2013 for filing with the SEC.
The Board has delegated to the Audit Committee the responsibility to, among other things, (i) oversee and monitor the Company's financial reporting, auditing and accounting process, (ii) be directly responsible for the appointment, compensation and oversight of the Company's independent registered public accounting firm, (iii) review and oversee the Company's internal audit department, and (iv) provide an open avenue of communication among the Company's independent registered public accounting firm, financial and senior management, the internal auditor and the Board. The Audit Committee's duties and responsibilities are embodied in a written charter, which is evaluated annually. The Audit Committee's charter was last amended by the Board during August 2012 and is available on the Company's Investor Relations website at http://ir.tyson.com or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Secretary, 2200 Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
Audit Committee of the Board of Directors
Kevin M. McNamara, Chairman
Kathleen M. Bader
Jim Kever

CERTAIN TRANSACTIONS
The following are the transactions occurring during fiscal year 2013 (i) in which the Company was a participant, (ii) where the annual amount involved exceeded $120,000, and (iii) in which the Company's NEOs, directors, nominees, principal shareholders and other related parties had a direct or indirect material interest or which the Company has chosen to voluntarily disclose. Subsequent to the end of fiscal year 2013, the Company purchased real property adjacent to our corporate offices in Springdale, Arkansas, from an entity in which Mr. Tyson and certain of his family members have interests, which will be more fully described in the proxy statement for the 2015 annual meeting of shareholders. Other than described in this section, no other transactions of this type are currently proposed.
1.     The Company has agreements with an entity for the lease of wastewater treatment plants that service chicken processing facilities owned by the Company in Nashville, Arkansas and Springdale, Arkansas. During fiscal year 2013 interests in the lessor entity were owned by the following persons: the Donald J. Tyson Revocable Trust (of which Mr. Tyson is one of the trustees); Berry Street Waste Water Treatment Plant, LP (of which the TLP owns 90%); Carla Tyson (sister of Mr. Tyson), Cheryl Tyson (sister of Mr. Tyson), and Joslyn J. Caldwell-Tyson (sister of Mr. Tyson). Aggregate lease payments made by the Company during fiscal year 2013 with respect to the Nashville facility were $812,500 plus $12,217 for property taxes attributable to the treatment plant. Aggregate lease payments made by the Company during fiscal year 2013 with respect to the Springdale facility were $487,500 plus an amount for property taxes; however, for property tax purposes the treatment plant is not segregated from the processing facility and, as such, the amount of property tax attributable to the treatment plant is not determinable.
2.     On September 10, 2013, the Company purchased 1,000,000 shares of Class A Common Stock from the TLP for the amount of $29,850,000, resulting in a per-share price of $29.85, which was the closing price of our Class A Common Stock on September 10, 2013.
The related party transactions described above have been reviewed by the Governance Committee, which has determined that the transactions are fair to the Company. The Governance Committee oversees and reviews related party and other special transactions between the Company and its directors, executive officers or their affiliates. This review typically entails the receipt of appraisals or other information from independent third parties which are utilized in the Governance Committee's determination of fairness. The Board does not have a separate written policy regarding the review and approval of related party transactions. However, our Governance Committee charter requires that the Governance Committee review and approve all transactions with related persons as may be required to be disclosed by the rules of the SEC. The Governance Committee is responsible for determining whether such transactions are fair to the Company. Directors and executive officers are specifically asked to disclose such transactions annually.
In addition to the SEC requirements regarding related party transactions, the Company has agreed that, in connection with the settlement on April 8, 2008 of certain shareholder litigation styled In re Tyson Foods, Inc. Consolidated Shareholder Litigation, it will not engage in any new related party transactions with the TLP, Don Tyson, any spouse, child, grandchild, parent or sibling of Don Tyson, or any NEO unless prior to entry of any such transaction there has been a unanimous finding by the Governance Committee that either (a) reasonably equivalent transactions on reasonably equivalent terms are not available from third parties who are not related parties, or (b) special or exigent circumstances exist which would not make it practical or desirable under the circumstances to investigate the availability of third party options. These additional requirements do not apply to (a) related party transactions already existing or in place during part or all of calendar year 2007, or (b) renewals of any transactions between the Company and any such related parties already existing or in place during part or all of calendar year 2007. With respect to transaction number 2 described above, the Governance Committee unanimously determined that reasonably equivalent transaction on reasonably equivalent terms was not available from a third party who was not a related party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The Company's directors and executive officers and the beneficial owners of more than ten percent of the Company's shares are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the SEC. Based solely on information provided to the Company by individual directors and executive officers and the beneficial owners of more than ten percent of the Company's shares, the Company believes that during fiscal year 2013 and prior fiscal years, all filing requirements applicable to directors and executive officers have been complied with in a timely manner, except that (1) a Form 4 for Senior Vice President and Controller Curt Calaway to report an option grant was filed late and (2) a Form 4 for Executive Vice President and General Counsel Davld L. Van Bebber to report a charitable gift was filed late.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
It is currently anticipated that the 2015 Annual Meeting of Shareholders ("2015 Annual Meeting") will be held on January 30, 2015. Proposals of shareholders intended to be presented at the 2015 Annual Meeting must be received by the Company's corporate secretary at the Company's executive office on or before August 21, 2014 in order to be eligible for inclusion in the Company's Proxy Statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act").
The Company's by-laws provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise properly brought before the meeting by or at the direction of the Company's board of directors or by a shareholder. The Company's by-laws provide that for any business (other than a proposal included in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act) to be brought before an annual meeting by a shareholder, the shareholder must (i) be a shareholder of record on the date the shareholder provides notice to the Company of its intention to bring business before the annual meeting and on the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting, (ii) be entitled to vote at the annual meeting, and (iii) give timely notice of the proposed business in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 10 of the Company's by-laws. To be timely, the notice must be received by the secretary of the Company at the principal executive office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) ten days after the day on which public disclosure of the date of the annual meeting was made. To be timely for purposes of the 2015 annual meeting of shareholders, the notice must be received by the Company's corporate secretary at the Company's executive office on or before November 2, 2014, but in no event earlier than October 3, 2014.
Under the Company's by-laws, nominations for director may be made only by the Company's board of directors (or any duly authorized committee of the board) or by any shareholder that (i) is a shareholder of record on the date the shareholder provides notice to the Company of its intention to nominate a director nominee for election to the board and on the record date for the determination of shareholders entitled to notice of and to vote at the meeting at which directors will be elected, (ii) is entitled to vote at such meeting, and (iii) gives timely notice of such nomination in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 9 of the Company's by-laws. To be timely, the notice must be received by the secretary at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (x) 90 days prior to such annual meeting and (y) ten days after the day on which public disclosure of the date of the meeting was made; and (ii) in the case of a special meeting called for the purpose of electing directors, no more than ten days after the day on which public disclosure of the date of such special meeting was made. To be timely for purposes of the 2015 Annual Meeting, the notice must be received by the Company's corporate secretary at the Company's executive office on or before November 2, 2014, but in no event earlier than October 3, 2014.
All notices of shareholder business or nominations for director provided for above must be delivered to the secretary of the Company at the principal executive offices of the Company at the address provided below in "Shareholder Communications."
SHAREHOLDER COMMUNICATIONS
Shareholders and other interested parties may direct communications to individual directors, including the Lead Independent Director, a Board committee, the non-management directors as a group or the Board as a whole, by addressing the communication to the named individual, the committee, the non-management directors as a group or the Board as a whole, c/o Tyson Foods, Inc., Attention: Secretary, 2200 Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.

EXPENSES OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.
ADDITIONAL INFORMATION AVAILABLE
Upon written request of any shareholder or other interested persons, the Company will furnish a copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2013, as filed with the SEC, including the financial statements and schedules thereto. The written request should be sent to the corporate secretary at the Company's executive office. The written request must state that as of December 2, 2013, the person making the request was a beneficial owner of capital stock of the Company. In addition, the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2013, including the financial statements and schedules thereto, is available on the Company's Investor Relations website at http://ir.tyson.com.
HOUSEHOLDING OF PROXY MATERIALS
The Company has adopted a procedure called "householding," which the SEC has approved. Under this procedure, the Company is permitted to deliver a single copy of the proxy materials to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. If the Company has not received such contrary instructions, then shareholders receiving a single copy of the Company's proxy materials are deemed to have consented to householding. This procedure reduces the Company's printing and mailing costs. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards or voting instruction forms. Upon written or oral request, the Company will promptly deliver a separate copy of the proxy materials to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To request additional copies of any of these documents, please submit your request to the Company in writing at the address, or by calling the phone number, provided below.
If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, you may contact the corporate secretary by mail at 2200 Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, or by calling (479) 290-4524, and provide your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. Shareholders who hold shares in "street name" may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
OTHER MATTERS
The material referred to in this proxy statement under the caption “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.
So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.
By Order of the Board of Directors
R. Read Hudson
Secretary

December 20, 2013

Tyson Foods, Inc.

2200 DON TYSON PARKWAY
SPRINGDALE, AR 72762-6999

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, January 30, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, January 30, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M64696-P44801 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

TYSON FOODS, INC.

The Board of Directors recommends that you vote FOR items 1, 2 and 3:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a) John Tyson	☐	☐	☐
1b) Kathleen M. Bader	☐	☐	☐
1c) Gaurdie E. Banister Jr.	☐	☐	☐
1d) Jim Kever	☐	☐	☐
1e) Kevin M. McNamara	☐	☐	☐
1f) Brad T. Sauer	☐	☐	☐
1g) Robert Thurber	☐	☐	☐
1h) Barbara A. Tyson	☐	☐	☐
1i) Albert C. Zapanta	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

The Board of Directors recommends that you vote AGAINST item 4:

The Board of Directors does not have a recommendation for voting on item 5:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

1
4843-9930-6517.8

Tyson Foods, Inc.

The Annual Meeting of Shareholders will consist of a business meeting and brief reports from Company executives and will last approximately 30 minutes. The Annual Meeting of Shareholders will be webcast live and a replay will be available at http://ir.tyson.com. To attend in person at the Holiday Inn Northwest Arkansas Convention Center in Springdale, Arkansas, please contact Tyson Foods Investor Relations for tickets via email at ir@tyson.com or by telephone at 479-290-4524. A ticket is required for entry to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M64697-P44801

PROXY
TYSON FOODS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
JANUARY 31, 2014

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) John Tyson and Jim Kever, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side, at the Annual Meeting of Shareholders to be held at the Holiday Inn, Northwest Arkansas Convention Center, 1500 South 48th St., Springdale, Arkansas, on January 31, 2014, at 10:00 a.m. Central Time, and at any adjournments or postponements thereof, for the transaction of the business listed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

IMPORTANT - PLEASE SIGN AND DATE ON BACK OF CARD. RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE; NO POSTAGE NECESSARY

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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4843-9930-6517.8